MANAGEMENT PROXY CIRCULAR

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MANAGEMENT PROXY CIRCULAR
       This Circular solicits proxies for use at the Annual and Special General Meeting, and any adjournment thereof, (the “Meeting”) of the holders (the “Shareholders” or “you”) of Common Shares of Agrium Inc. (the “Corporation” or “we”) to be held on Monday, May 9, 2005 in the Imperial Ballroom at the Hyatt Regency Calgary, 700 Centre Street S.E., Calgary, Alberta at 11:00 a.m. (Calgary time) for the purposes set forth in the accompanying Notice of Meeting.
VOTING SHARES AND PRINCIPAL HOLDERS THEREOF
      We had 132,686,167 Common Shares outstanding as of March 17, 2005. Only Shareholders of record as of the close of business on that date are entitled to vote at the Meeting.
      At the Meeting, upon a show of hands, each of you present in person or by proxy shall have one vote, subject to certain restrictions on a proxyholder to vote by show of hands if he or she has conflicting instructions. On a poll or ballot, each of you present in person or by proxy has one vote for each Common Share of which you are the registered holder. Each of you present in person or by proxy may demand a ballot either before or after any vote by show of hands.
      As of March 17, 2005, to our knowledge, no person beneficially owns or exercises control or direction over Common Shares carrying more than 10% of the votes attached to the Common Shares.
Quorum
      A quorum is present at the Meeting if holders of 10% of the Common Shares are present in person or by proxy. If a quorum is present at the opening of the Meeting, Shareholders present may proceed with the business of the Meeting even if a quorum is not present throughout the Meeting. If a quorum is not present at the opening of the Meeting, Shareholders present may adjourn the Meeting to a fixed time and place but may not transact any other business.
PROXIES
Persons Making the Solicitation
      This solicitation is made on behalf of the management of the Corporation. The costs incurred in the preparation and mailing of the form of proxy, Notice of Meeting and this Circular will be borne by us. In addition to the use of mail, proxies may be solicited personally, by telephone, or by other means of communication by our directors, officers and employees, who will not be remunerated therefor.
Solicitation of Proxies
      CIBC Mellon Trust Company at the address shown on the accompanying envelope must receive proxies not less than 48 hours (excluding Saturdays, Sundays, and holidays) before the time for holding the Meeting.
      A form of proxy must be in writing and be executed by you or your attorney authorized in writing or, if the Shareholder is a corporation, under its corporate seal or by an authorized officer or attorney thereof.
      The persons named in the enclosed form of proxy are directors or executive officers of the Corporation. You have the right to appoint another person (who need not be a Shareholder) to represent you at the Meeting. To do so insert the name of that person in the space in the form of proxy and strike out the other names, or submit another appropriate form of proxy.
Revocability of Proxy
      You may revoke a submitted proxy at any time prior to its use. If you attend the Meeting in person, you may revoke the proxy and vote in person. In addition to revoking your proxy in any other manner permitted by law, you may revoke your proxy by instrument in writing executed by you or your authorized attorney or, if the Shareholder is a corporation, under its corporate seal or by an authorized officer or attorney and deposited either at our head office at 13131 Lake Fraser Drive S.E., Calgary, Alberta T2J 7E8 (Attention: Corporate Secretary) at any time up to and including the last business day before the Meeting, or with the Chair prior to the commencement of the Meeting.

Exercise of Discretion by Proxy
      The persons named in the enclosed form of proxy will vote the Common Shares on any poll at the Meeting and, if you specify a choice on any matter, the person will vote in accordance with your instructions.
      If you do not provide instructions in your form of proxy, your shares will be voted in favour of the matter to be acted on at the Meeting. The persons named in our form of proxy will have discretionary authority with respect to any amendments or variations of these matters or any other matters properly brought before the Meeting and the persons named in our form of proxy will vote on such matters in accordance with their best judgment. As at the time this Circular was printed, we did not know of any such amendment, variation or other matter.
MATTERS TO BE ACTED UPON AT THE MEETING
Election of Directors
      Our nominees for election as directors are set out below. If elected, each will serve until the earlier of our next annual general meeting or until his or her successor is elected or appointed. Unless instructed otherwise, persons named in our form of proxy will vote FOR the election of these nominees as directors.
      We have provided a form of proxy that permits you to vote in favour of all of our nominees, to vote in favour of some nominees and to withhold votes for other nominees, or to withhold votes for all nominees.
      We believe that each nominee will be able to serve as a director. If any nominee is unavailable to serve, the person named in our form of proxy will be able to vote at his discretion for any person as a director.

Name
(Director Since)	Principal Occupation and Full Biography

Mr. Neil Carragher, 66 M. Sc. Toronto, Ontario (December 12, 1996) Other Public Directorships • The Westaim Corporation (a technology company)	Mr. Carragher is the President of The Corporate Partnership Ltd. (a mergers and acquisitions company). Mr. Carragher was formerly a corporate turnaround specialist and a mergers and acquisitions advisor.

Member of the Audit Committee.
Member of the Corporate Governance & Nominating Committee.

Name
(Director Since)	Principal Occupation and Full Biography

Dr. Ralph S. Cunningham, 64
Ph. D. (Engineering)
Houston, Texas
(December 12, 1996)

Other Public Directorships
•   TETRA Technologies, Inc. (an oil and
     gas services company)

•   EnCana Corporation (an energy
     company)

•   Enterprise Products GP, LLC (a
midstream energy partnership)	Dr. Cunningham is the former President and Chief Executive Officer of CITGO Petroleum Corporation (an energy company), former Vice Chairman of Huntsman Corporation (a chemical company), former President of Texaco Chemical Company (an energy company), former Chairman and Chief Executive Officer of Clark Oil Refining Corporation (an energy company), former President of Tenneco Oil Processing and Marketing (an energy company), and has held a number of supervisory and management positions at Exxon Company (an energy company). Dr. Cunningham is also an Advisory Director of Pilko & Associates, a Houston, Texas based management and consulting firm specializing in advising multi-national companies on environmental, health & safety governance and management systems.

Member of the Audit Committee.
Member of the Human Resources & Compensation Committee.

Dr. D. Grant Devine, 60 F.A.I.C., P. Ag., B. Sc., M.B.A., M. Sc., Ph. D. Caronport, Saskatchewan (March 1, 1993) Other Public Directorships None	Dr. Devine is a corporate director, farmer and rancher, President of Grant Devine Farms and Consulting Services Ltd. (a management company) and Board Chair of Live Global Bid Inc. (an on-line real-time communications company). Dr. Devine is a former Premier of Saskatchewan from 1982 to 1991, a former Minister of Agriculture and Energy in Saskatchewan, a former Professor at the University of Saskatchewan, former President of the Executive Council of Saskatchewan and a former Board Chair of the Crown Investment Corporation.

Member of the Corporate Governance & Nominating Committee.
Member of the Environment, Health & Safety Committee.

Name
(Director Since)	Principal Occupation and Full Biography

Ms. Germaine Gibara, 60
C.F.A., M.A., P.M.D.
Montreal, Quebec
(September 29, 2004)

Other Public Directorships
•   Sun Life Financial Inc. (an insurance
     company)

•   Cogeco Cable Inc. (a cable television
company)	Ms. Gibara is the President of Avvio Management Inc. (a change and technology management consulting firm) and a member of the Auditing and Assurance Standards Oversight Council and CPP Investment Board. She is a former director of Ault Foods Ltd. (a food company), Corel Corporation (a software company), Pechiney Group (an aluminum company), Videotron Inc. (a cable television company) and Clarica Life Insurance Company (a life insurance company). She formerly was the Vice President, Private Investments, Technology Companies, of Caisse de depot et placement du Quebec and formerly the President of Alcan Automotive Structures, a division of Alcan Aluminum Ltd. (an aluminum company). Ms. Gibara has attended the Program for Management Development at the Harvard Business School and holds a Masters Degree in Political Science and Economics from Dalhousie University.

Member of the Corporate Governance & Nominating Committee.
Member of the Human Resources & Compensation Committee.

Dr. Susan A. Henry, 58 B. Sc. (Zoology), Ph. D. (Genetics) Ithaca, New York (September 27, 2001) Other Public Directorships None	Dr. Henry is the Dean of College of Agriculture and Life Sciences and Professor of Molecular Biology and Genetics at Cornell University in Ithaca, New York, a Fellow of the American Association for the Advancement of Science since 1994 and a Fellow of the American Academy of Microbiology since 1993. Dr. Henry is a member of the Scientific Advisory Board of Cellomics, Inc. (a provider of integrated platforms for drug discovery) and the Advisory Board of BioEconomy Partners (a biotechnology partnership). Dr. Henry is a member of the National Research Council Committee on Science and Technology to Support Health Care, Sustainability and Other Aspects of Development Assistance, serves as a member of the Committee on Election to Fellowship, American Academy of Microbiology, is a board member of the Governors Nominating Committee American Academy of Microbiology, and is the Past-Chair of the National Institutes of Health Advisory Committee on Research on Minority Health.

Member of the Environment, Health & Safety Committee.
Member of the Human Resources & Compensation Committee.

Name
(Director Since)	Principal Occupation and Full Biography

Mr. Russell J. Horner, 55 B. Sc. (Chem) Vancouver, B.C. (September 29, 2004) Other Public Directorships • Norske Skog Canada Limited (a forest products and paper company)	Mr. Horner is and has been the President and Chief Executive Officer of Norske Skog Canada Limited since September, 2000. He is the former Chief Operating Officer, Australasia, Fletcher Challenge Paper Division, Fletcher Challenge Limited (a forest products and paper company) and the former Managing Director of Australian Newsprint Mills Ltd. (a newsprint company). He is currently a member of the Advisory Board of Factory Mutual Insurance Company (an insurance company). He is formerly a director of the Australian Newsprint Mills Ltd., The Pulp and Paper Manufacturers Federation of Australia and the Commonwealth’s Wood and Paper Industry Forum (Australia). Mr. Horner has attended the Advanced Management Program at Harvard Business School and at Auckland University.

Member of the Environment, Health & Safety Committee.
Member of the Human Resources & Compensation Committee.

Mr. Frank W. King, 68 O.C., B. Sc., P. Eng., LL.D. (Hon) Calgary, Alberta (December 12, 1996)	Mr. King is President and Chief Executive Officer of Metropolitan Investment Corporation (a private venture capital and management company); and Chairman and a director of Networc Health Inc. (a health care service provider). Mr. King is a director of the Calgary Chamber of Commerce and a member of the Advisory Board of Marsh Canada Inc. (an insurance company). Mr. King was Chairman and Chief Executive Officer of the 1988 Calgary Olympic Games Organizing Committee (an athletic exposition) and Co-President of Canada 125 (a public service organization).

Member of the Corporate Governance & Nominating Committee.
Member of the Environment, Health & Safety Committee.
Other Public Directorships • Acclaim Energy Inc. (an energy company)*
• The Westaim Corporation (a technology company)
• Wi-Lan Inc. (a technology company)*
• Trustee of Rio-Can Real Estate Investment Trust (a real estate investment trust)
• CanWest Global Communications Corp. (a communications and media broadcasting company)
* Mr. King will not be standing for re- election to the Boards of Acclaim Energy Inc. and Wi-Lan Inc. in 2005

Name
(Director Since)	Principal Occupation and Full Biography

Mr. Frank W. Proto, 62 B.A. (Economics) Regina, Saskatchewan (March 1, 1993) Other Public Directorships None	Mr. Proto is Board Chair of Agrium Inc. and a director of Nelson Group Inc. (an investment company). Mr. Proto is the volunteer Chair of the Petroleum Technology Research Centre at the University of Regina. Mr. Proto is a former President and Chief Executive Officer of Wascana Energy Inc. (an energy company), a former Chair of SaskEnergy Inc. (a natural gas distribution and transmission company) and a former member of the Canada Newfoundland Offshore Petroleum Board (a regulatory agency). He is a former director of Chieftain Development Ltd. (an energy company), Century Sales and Service Limited (an industrial company), and Saskatchewan Telecommunications Holding Corporation (Sasktel) (a telecommunications company).

Member of the Audit Committee.
Member of the Environment, Health & Safety Committee.

Mr. Harry G. Schaefer, 68
B. Comm., F.C.A.
Calgary, Alberta
(May 6, 1998)

Other Public Directorships
•   Vice Chair and a director of each of
     TransCanada Pipelines Limited (an
     energy transportation company) and
     of TransCanada Corporation (a
     holding company)

•   a Trustee of Fording Canadian Coal
Trust (a coal mining trust)	Mr. Schaefer is a corporate director, business advisor and the principal of Schaefer & Associates Ltd. Mr. Schaefer is the Chair of the Alberta Chapter of the Institute of Corporate Directors, and a director of Mount Royal College Foundation. Mr. Schaefer is a former member of the Province of Alberta Audit Committee, a former member of the WCB Investment Advisory Group, the former Board Chair, from 1991 to 1996, of TransAlta Utilities Corporation (a utility company) having served as the Chief Financial Officer of TransAlta from 1975 to 1993, and the former Board Chair of Crestar Energy Inc. (an energy company). Mr. Schaefer was the first Adjunct Professor at the Faculty of Business at the University of Calgary, became a Fellow of the ICAA in 1990, the first Canadian recipient of the Financial Executives Institute Distinguished Service Award in 1993, and a 2004 recipient of a Fellowship Award from the Institute of Corporate Directors.

Member of the Audit Committee.
Member of the Corporate Governance & Nominating Committee.

Name
(Director Since)	Principal Occupation and Full Biography

Mr. Michael M. Wilson, 53 B. Sc. (Chem), P. Eng. Bragg Creek, Alberta (October 1, 2003) Other Public Directorships None	Mr. Wilson joined the Corporation in 2000 and was appointed Chief Executive Officer on October 1, 2003. Prior to joining the Corporation, between 1994 and 2000 Mr. Wilson was a senior executive at Methanex Corporation (a chemical company) where he was Executive Vice President, and President, Methanol from 1999 to 2000. From 1976 to 1994 Mr. Wilson was an executive with Dow Chemical Company Ltd. (a chemical company).

Mr. Victor J. Zaleschuk, 61 B. Comm., C.A. (October 3, 2002) Other Public Directorships • Nexen Inc. (an energy company) • Board Chair and a director of Cameco Corporation (a uranium company)	Mr. Zaleschuk is the former President and Chief Executive Officer of Nexen Inc. Prior to becoming President of Nexen Inc., Mr. Zaleschuk was a Senior Vice President and Chief Financial Officer of Nexen Inc. Before joining Nexen Inc., Mr. Zaleschuk was a senior financial executive in the energy sector.

Member of the Audit Committee.
Member of the Human Resources & Compensation Committee.

      During the past five years, each director has held the principal occupation identified above except: Dr. Henry who prior to July 2000 was Dean of Science at Carnegie Mellon University, Pittsburgh, Pennsylvania; Mr. Horner who prior to September 2000 was President and Chief Operating Officer of Norske Skog Canada Limited; Mr. Zaleschuk prior to June 2001 was President and Chief Executive Officer of Nexen Inc.; and, Mr. Wilson who prior to October, 2003 was President & Chief Operating Officer of the Corporation, prior to October 2002 was Executive Vice President & Chief Operating Officer of the Corporation, and prior to August 2000, was President, Methanol and Executive Vice President of Methanex Corporation (a chemical company).
      Each director holds office until the earlier of his or her resignation or our next meeting at which directors are elected unless a director ceases to hold office pursuant to the Canada Business Corporations Act (the “Act”).
      The attendance of directors at Board and Committee meetings, the compensation paid to directors, the Board composition (including the independence of the directors) and director succession planning are disclosed under “Corporate Governance” in this Circular.

      The following table sets out each director’s equity ownership interest in the Corporation and any changes in the ownership interest since our 2004 proxy circular disclosure:

Directors’ Equity Ownership Interest and Changes Therein

	Equity Ownership			Equity Ownership			Net Change in			Directors’
	as at March 17, 2004 (1)			as at March 17, 2005			Equity Ownership			“Equity
										at Risk”
	Common	Stock		Common	Stock		Common	Stock		Amount (2)
Director	Shares	Options	DSUs	Shares	Options	DSUs	Shares	Options	DSUs	(U.S.$)

Carragher	10,000	129,750	5,074	10,000	129,750	8,123	—	—	3,049	305,373
Cunningham	4,875	114,750	5,074	4,875	114,750	8,123	—	—	3,049	219,016
Devine	14,500	135,125	5,074	14,500	125,000	8,123	—	(10,125)	3,049	381,198
Gibara (3)	—	—	—	—	—	—	—	—	—	—
Henry	—	10,000	15,365	—	10,000	22,313	—	—	6,948	375,974
Horner (3)	—	—	—	—	—	—	—	—	—	—
King	19,000	129,250	5,074	10,500	99,750	8,123	(8,500)	(29,500)	3,049	313,798
Proto	30,500	135,000	6,085	38,000	127,500	11,154	7,500	(7,500)	5,069	828,245
Schaefer	28,212	45,000	5,074	28,212 (4)	45,000	8,123	—	—	3,049	612,245
Wilson	30,000	630,000	—	30,000	630,000	—	—	—	—	505,500
Zaleschuk	2,000	—	5,062	2,000	—	8,111	—	—	3,049	170,370

Total	139,087	1,328,875	51,882	138,087	1,281,750	82,193	(1,000)	(47,125)	30,311	3,711,719

(1)	As disclosed in the Corporation’s management proxy circular for the annual general meeting held April 28, 2004.

(2)	Directors’ “Equity at Risk” Amount is shown as at December 31, 2004 and was the market value (determined by reference to the closing price of Common Shares on the Toronto Stock Exchange) of the Common Shares and deferred share units (“DSUs”) owned by the director and excludes options.

(3)	Ms. Gibara and Mr. Horner were appointed to our Board on September 29, 2004.

(4)	Mr. Schaefer’s spouse beneficially owns 3,500 Common Shares which were transferred to her by Mr. Schaefer in 2004 over which Mr. Schaefer still exercises control.

(5)	The Corporation has policies restricting trading by directors, officers and certain employees during certain periods. All trades by directors in 2004 were made in compliance with these policies.
Appointment of Auditors
      Unless instructed otherwise, the persons named in our form of proxy will vote FOR the appointment of KPMG LLP, Chartered Accountants, of Calgary, Alberta, as our auditors, to hold office until our next annual general meeting. KPMG LLP have been our auditors since 1993.
Fees Paid to KPMG LLP & External Audit Service Fees (By Category)
      Our Audit Committee pre-approves all audit services and all permitted non-audit services provided by KPMG LLP and its affiliates and annually reviews whether these services affect KPMG LLP’s independence. The following table sets out the fees billed to us by KPMG LLP and its affiliates for professional services in each of the years ended December 31, 2003 and 2004. During these years, KPMG LLP were our only external auditors.

	Year Ended
	December 31,

Category	2003	2004

Audit Fees (1)	$562,000	$678,000
Audit-Related Fees (2)	97,000	47,000
Tax Fees (3)	299,000	206,000
All Other Fees (4)	7,000	3,000

Total	$965,000	$934,000

(1)	For professional services rendered by KPMG LLP for the audit and review of our financial statements or services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements.

(2)	For assurance and related services by KPMG LLP that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees” above including audits of the combined financial statements for North America Retail Operations for the fiscal years 2003 and 2004; audits of the financial statements for VU Partnership for the fiscal years 2003 and 2004; consultations concerning financial accounting and reporting standards; and compliance reports relating to contractual debt arrangements.

(3)	For professional services rendered by KPMG LLP for tax compliance, tax advice and tax planning, including advice relating to the accounts receivable securitization program; expatriate tax planning services; compliance services relating to exportation tax filings; review and preparation of tax filings; tax advice relating to potential asset and business acquisitions/ combinations; and other tax planning and compliance services.

(4)	For services provided by KPMG LLP other than the services reported under “Audit Fees”, “Audit-Related Fees” and “Tax Fees” above, consisting of miscellaneous corporate reporting and compliance services.
Audit Committee Charter
      A summary of the Charter of the Audit Committee is found under “Corporate Governance — Audit Committee — Charter” in this Circular. A full copy of the Audit Committee Charter is available on our web site under Corporate Governance at www.agrium.com.
Composition of Audit Committee
      The members of the Audit Committee are H.G. Schaefer (Chair), R.S. Cunningham, N. Carragher, F.W. Proto and V.J. Zaleschuk. Each of the members of the Audit Committee is independent.
Audit Committee Financial Expert
      The Board has determined that Mr. Schaefer has “accounting or related financial experience” for the purpose of the TSX Corporate Governance Guidelines and is an “audit committee financial expert” for the purpose of the Sarbanes-Oxley Act of 2002.
Relevant Education and Experience of Audit Committee Members
      See the full biographies under “Election of Directors” on pages 2 through 7 for the relevant education and experience of each member of the Audit Committee.
Audit Committee Oversight
      Since January 1, 2004, the commencement of our most recently completed financial year, no recommendation of the Audit Committee to nominate or compensate an external auditor has not been adopted by the Board.
Pre-Approval Policies and Procedures
      The Audit Committee has delegated to the Chair of the Audit Committee the authority to act on behalf of the Audit Committee between meetings of the Audit Committee with respect to the pre-approval of audit and permitted non-audit services provided by KPMG LLP from time to time. The Chair reports on any such pre-approval at each meeting of the Audit Committee.
Additional Information
      Additional information regarding the Audit Committee is found in Item 17 of our Annual Information Form dated February 9, 2005.
Approval of Increase of Maximum Number of Common Shares Available Upon Exercise of Options
      The Corporation grants options and stock appreciation rights (“SARs”) to recruit and retain the best employees, to serve as a long-term incentive and to focus optionees on the success of the Corporation. A summary of the Amended & Restated Stock Option and Tandem SAR Plan effective January 1, 2004 (the “Option Plan”) is contained in the attached Schedule “B”.
      On February 9, 2005, the Board approved an amendment to the Option Plan, subject to approval of the Shareholders as required under the rules of the Toronto Stock Exchange (the “TSX”), to increase the maximum number of Common Shares issuable under the Option Plan by 1,100,000 Common Shares. Less than 10 percent of the outstanding Common Shares of the Corporation will be subject to outstanding options or will be available for future option grants after the proposed amendment.
      The Option Plan was previously amended in 2002 to restrict eligibility thereunder to receive stock options to officers and employees of the Corporation, precluding subsequent grants of stock options to outside directors. There are no other stock option plans of the Corporation in which outside directors are eligible to participate.

      The following table specifies the number of Common Shares of the Corporation which may be subject to option grants after the proposed increase, as at March 17, 2005:

	Common Shares	Common Shares	Maximum Common
	Subject to	Available for	Shares Subject to
	Outstanding Options	Future Option Grants	Option Grants

Currently Approved	8,525,808	21,595	8,547,403
Proposed Increase	—	1,100,000	1,100,000

Total	8,525,808	1,121,595	9,647,403

% of Common Shares	6.43%	0.84%	7.27%
      The proposal to increase the number of Common Shares available under the Option Plan is to ensure that the Corporation can continue to provide competitive long-term incentive awards. The Corporation has been advised by its executive compensation consultant that, based on 2003 data, the percentage of Common Shares subject to option grants following this increase (the dilution level) is slightly above the median of dilution levels of companies in the S&P/ TSX 60 Index and approximately half of the median dilution levels of S&P 1500 companies. In addition, due to the introduction of the Performance Share Unit Plan in 2004, the annual utilization (or run rate) of options under the Corporation’s plan of approximately 0.5% is below the median of Canadian companies in the S&P/TSX Index and well below the median of practices of the S&P 1500 companies. As a result, over the next few years, dilution levels are expected to decrease significantly.
      The form of the resolution approving the proposed amendment is set out in the attached Schedule “C” and, to be effective, must be passed by a simple majority of the votes cast at the Meeting, excluding the votes cast by any of our “insiders” and their “associates” and “affiliates” (as each term is defined under the Securities Act (Ontario)) entitled to receive a benefit under the Option Plan. The Board recommends that the Shareholders vote to approve this resolution. Unless otherwise directed, it is the intention of the persons designated in the enclosed Proxy Form to vote FOR the proposed amendment to increase the maximum number of Common Shares issuable under the Option Plan by 1,100,000 Common Shares.
Securities Authorized for Issuance Under Equity Compensation Plans
      The Option Plan is our only compensation plan providing for the issuance of securities as compensation. The information in the following table is as at December 31, 2004:

	(a)	(b)	(c)

Number of Securities
	Number of Securities	Weighted-average	Remaining Available for
	to be Issued upon	Exercise Price of	Future Issuance Under Equity
	Exercise of	Outstanding	Compensation Plans
	Outstanding Options,	Options, Warrants	(Excluding Securities Reflected
Plan Category	Warrants and Rights	and Rights (Cdn. $)	in Column (a)

Equity compensation plans approved by securityholders	8,650,440	$16.84	711,995
Equity compensation plans not approved by securityholders	nil	n/a	nil

Total	8,650,440	$16.84	711,995

      As at March 17, 2005, the number of securities to be issued upon exercise of outstanding options, warrants and rights pursuant to all equity compensation plans is 8,525,808, and the weighted-average exercise price of all such outstanding options, warrants and rights as at March 17, 2005 is $17.40. The number of additional securities remaining available for future issuance under all equity compensation plans as at March 17, 2005 is 21,595.

EXECUTIVE COMPENSATION
      The Corporation reports its financial results in U.S. dollars. The following report on executive compensation is prepared showing U.S. dollars, except as otherwise noted. Canadian dollars is the currency in which the majority of the named executive officers are paid.
Summary Compensation Table
      The following table provides a summary of the compensation earned by the Chief Executive Officer and Chief Financial Officer of the Corporation, as well as the three other most highly compensated executive officers (collectively, the “Named Executive Officers” or “NEOs”), for services rendered in all capacities during 2004, 2003 and 2002. Specific aspects of this compensation are dealt with in further detail in the following tables:

					Long-Term Compensation

					Awards		Payouts

		Annual Compensation				Restricted
						Stock or
				Other Annual	Securities Under	Restricted		All Other
Name and Principal		Salary	Bonus	Compensation	Options/SARs	Stock Units	LTIP Payouts	Compensation
Position	Year	(U.S.$) (3)	(U.S.$) (3)(4)	(U.S.$) (3)(5)	Granted (#)	(U.S.$) (6)	(U.S.$)	(U.S.$) (3)(7)

Michael M. Wilson	2004	751,172	999,001	28,274	0/-	N/A	N/A	7,324
President & Chief	2003	553,771	500,000	29,629	170,000/-	376,800	N/A	62,138
Executive Officer (1)	2002	393,237	0	18,995	130,000/-	N/A	N/A	44,176

Bruce G. Waterman	2004	381,029	304,849	11,061	38,500/-	N/A	N/A	42,584
Senior Vice President, Finance &	2003	331,906	273,804	9,138	88,050/-	N/A	N/A	37,235
Chief Financial Officer	2002	264,281	0	8,115	79,950/-	N/A	N/A	29,718

Richard L. Gearheard	2004	351,327	293,800	13,892	39,000/-	N/A	N/A	6,822
Senior Vice President,	2003	265,250	264,600	9,977	69,000/50,000	N/A	N/A	4,628
Retail	2002	225,000	0	3,768	55,000/-	N/A	N/A	5,983

John D. Yokley	2004	310,587	249,212	22,751	33,000/-	N/A	N/A	543
Senior Vice President	2003	270,045	222,769	16,663	51,000/-	N/A	N/A	603
	2002	219,703	0	22,513	40,000/-	N/A	N/A	538

Ron A. Wilkinson	2004	231,339	219,319	20,156	18,200/-	N/A	N/A	25,800
Senior Vice President,	2003	149,298	103,498	8,658	16,000/-	N/A	N/A	11,967
Wholesale (2)	2002	105,871	0	9,172	13,000/-	N/A	N/A	5,551

(1)	Mr. Wilson was appointed Chief Executive Officer of the Corporation on October 1, 2003.

(2)	Mr. Wilkinson was appointed Senior Vice President, North America Wholesale effective October 12, 2004, and appointed Senior Vice President, Wholesale on February 1, 2005.

(3)	The conversion rate used was U.S.$1.00 = Cdn. $1.3013, $1.4010 and $1.5703 for each of 2004, 2003 and 2002, respectively, with the exception of the amounts applicable to Mr. Gearheard to which no conversion rate was applied as he is paid in U.S. dollars.

(4)	These amounts include payouts under the two components of the Corporation’s Annual Incentive Program in respect of 2004, being the Performance Recognition Plan and the Profit Sharing Plan. A payout of 9.5% out of a maximum of 10% of base salary was achieved under the Profit Sharing Plan for 2004. See the “Report of the Human Resources & Compensation Committee on Executive Compensation” for further details on these Plans.

(5)	Includes amounts for perquisites that do not exceed the lesser of $50,000 and 10% of the total of the annual salary plus bonus of the Named Executive Officers for the financial year. Also includes tax equalization payments to Mr. Yokley of $8,062 and $14,877 in 2003 and 2002 respectively.

(6)	The amount shown for Mr. Wilson represents a grant of 30,000 performance share units (“PSUs”) made on October 1, 2003 under the Performance Share Unit Plan in recognition of his promotion to President & Chief Executive Officer. As of the end of the most recent fiscal year, that initial grant had grown to 30,144 performance share units including dividend equivalents and had an aggregate value of $507,926, based on a December 31, 2004 share price of U.S.$16.85. Awards under the Performance Share Unit Plan for Mr. Wilson and other Named Executive Officers for 2004 are disclosed in the LTIP table that follows in the next section. Mr. Wilson has elected to receive 100% of his LTIP value in the form of PSUs until such time as he has met his recommended share ownership level. See the LTIP table below for a description of the Performance Share Unit Plan.

(7)	These amounts include life insurance premiums paid by the Corporation and the value of the Corporation’s actual and notional contributions under defined contribution retirement plans.

LTIP — Awards In the Most Recently Completed Year

			Estimated Future Payouts Under
			Non-Securities Price-Based Plans (1)
	Securities, Units	Performance or
	or Other Rights	Other Period Until	Threshold	Target	Maximum
Name	(#)	Maturity or Payout	(#)	(#)	(#)

Michael M. Wilson	125,000	December 31, 2006	62,500	125,000	187,500
Bruce G. Waterman	16,500	December 31, 2006	8,250	16,500	24,750
Richard L. Gearheard	16,300	December 31, 2006	8,150	16,300	24,450
John D. Yokley	13,800	December 31, 2006	6,900	13,800	20,700
Ron A. Wilkinson	7,800	December 31, 2006	3,900	7,800	11,700

(1)	PSUs (including dividend equivalent PSUs) will vest at the end of a 3-year performance cycle. The amount of units that vest depends on the relative ranking of the Corporation’s Total Shareholder Return over the 3-year performance cycle compared to the total shareholder return over the same period for a selected peer group of companies. The peer group comprises a select sample of comparably-sized North American chemical and fertilizer companies that trade on the New York Stock Exchange. One hundred percent of the PSUs vest if the Corporation’s Total Shareholder Return is equal to the median of the peer group. Vesting ranges between 50% for performance at or below the 25th percentile and up to 150% for performance at or above the 75th percentile. If the Corporation’s Total Shareholder Return is negative over a 3-year performance cycle, the percentage of PSUs that vest may not exceed 100%. Vesting of PSUs granted after 2004 is zero if, over the 3-year performance cycle, the Corporation’s Total Shareholder Return is both negative and it falls below the 25th percentile of the selected peer group of companies.
Stock Option and Tandem SAR Plan
      The Stock Option and Tandem SAR Plan (the “Option Plan”) authorizes the Board to grant options to executive officers and employees of the Corporation. Options to be issued under the Option Plan must have exercise prices not less than, and be for terms not longer than, those permitted by the applicable rules of any stock exchange on which the Common Shares are listed. The Corporation may also make grants of SARs in tandem with each stock option grant. With a tandem SAR feature attached, option holders will have the right to surrender vested options back to the Corporation in exchange for a cash payment from the Corporation equal to the option gain that would otherwise have been realized. See the “Report of the Human Resources & Compensation Committee on Executive Compensation”. A summary of the Option Plan is contained in the attached Schedule “B”.
      The Option Plan was previously amended in March 2002 to restrict eligibility thereunder to receive stock options to officers and employees of the Corporation, thereby precluding grants of stock options after that time to outside directors. There are no other stock option plans of the Corporation in which outside directors are eligible to participate. The amendments also included a revision to the Option Plan to clarify that stock options that have been granted pursuant to the Plan cannot be repriced under the Plan, whether by way of amendment or otherwise.
      The Corporation also has a program (the “One for One Program”) pursuant to which the Corporation has granted to each executive officer who has acquired a Common Share an option to acquire an additional Common Share for each such Acquired Share, with the option exercise price equal to the price of the Acquired Share. Options granted under the One for One Program vest equally over four years, and in order to maintain the options the option holder must continue to hold all of the Acquired Shares on the first anniversary date of the option, 75% of the Acquired Shares on the second anniversary date, 50% of the Acquired Shares on the third anniversary date and 25% of the Acquired Shares on the fourth anniversary date of the grant of the option. The number of options that can be granted under the One for One Program to an individual have been limited to 100,000 options over a ten-year period. Options granted to the Named Executive Officers pursuant to the One for One Program are included in the “Awards” column in the summary compensation table above and as “Options” in the option grant table below.
      With the introduction in 2004 of share ownership guidelines for executive officers and the new Performance Share Unit Plan (that provides an opportunity to build an equity based ownership investment), and because of the Corporation’s desire to reduce the use of stock options, the Human Resources & Compensation Committee (the “HR&C Committee”) has determined that no further option grants will be made under the One for One Program after 2004.
      In the fourth quarter of 2003 the Corporation commenced expensing stock options in determining net earnings.

      The following table sets out the options to purchase Common Shares and SARs granted to each of the Named Executive Officers during the fiscal year ended December 31, 2004:
Option and SAR Grants During the Most Recently Completed Year

							Market Value of
			% of Total				Securities
			Options/SARs				Underlying
			Granted to				Options/SARS on
	Securities Under		Employees in		Exercise or Base		the Date of Grant
	Options/SARs (#)		Financial Year		Price ($/Security)		($/Security)		Expiration Date

Name	Options	SARs	Options	SARs	Options	SARs	Options	SARs	Options	SARs

Michael M. Wilson	—		0%		15.35		15.35		Feb. 11, 2014
Bruce G. Waterman	38,500		8%		15.35		15.35		Feb. 11, 2014
Richard L. Gearheard		39,000	8%			15.35	15.35			Feb. 11, 2014
John D. Yokley	33,000		7%		15.35		15.35		Feb. 11, 2014
Ron A. Wilkinson	18,200		4%		15.35		15.35		Feb. 11, 2014

(1)	The exercise price of the above grants are expressed in U.S. dollars. Option exercise prices for grants made prior to February 11, 2004 were expressed in Cdn. dollars.
     The following table sets out for the Named Executive Officers the number of Common Shares acquired on exercise of options during the financial year ended December 31, 2004, the aggregate value of the Common Shares realized (the difference between the exercise price and the trading value of the Common Shares on the date of exercise) and the number and value (based on the difference between the exercise price and the December 31, 2004 closing price of the Common Shares of U.S. $16.82) of unexercised options and unvested SARs as at December 31, 2004:
Aggregated Options/SARs Exercised During the Most Recently Completed Financial Year and Financial Year-End Option/SARs Values and Value of Unexercised in-the-Money Options/SARs at Fiscal Year End (U.S.$)

			Unexercised Options/SARs at		Value of Unexercised in-the-Money
			Fiscal Year End (#)		Options/SARs at Fiscal Year End
					(U.S.$)
	Securities	Aggregate
	Acquired	Value	Exercisable/ Unexercisable		Exercisable/ Unexercisable
	on	Realized
Name	Exercise	(U.S.$)	Options	SARs	Options	SARs

Michael M. Wilson	0	0	407,500 / 222,500	0 / 0	1,428,860 / 687,870	0 / 0
Bruce G. Waterman	0	0	266,863 / 161,138	0 / 0	1,116,101 / 433,721	0 / 0
Richard L. Gearheard	0	0	246,250 / 89,750	0 / 39,000	699,560 / 276,848	0 / 57,330
John D. Yokley	39,000	204,104	210,250 / 101,750	0 / 0	511,387 / 252,047	0 / 0
Ron A. Wilkinson	0	0	71,825 / 39,325	0 / 0	291,564 / 91,362	0 / 0
Retirement Plans
      With the exception of Mr. Gearheard, the Named Executive Officers are members of the Agrium Inc. Retirement Plan and are either participating in the non-contributory, defined benefit part of the plan (the “DB Plan”) or the non-contributory, defined contribution part of the plan (the “DC Plan”).
      Each of the DC Plan and the DB Plan is registered under the Income Tax Act (Canada) and the Alberta Employment Pension Plans Act and is subject to the maximum pension and contribution limits imposed under the Income Tax Act.
      In addition to the benefits provided under either the DB Plan or the DC Plan, the Named Executive Officers, other than Mr. Gearheard, receive supplementary benefits under the Agrium Inc. Supplemental Executive Retirement Plan (the “Supplementary Plan”). Executive officers who are members of the DB Plan receive a total pension from the DB and Supplementary Plans of 1.4% of their best 3-year average earnings (“Best Average Earnings”) up to the 36-month average yearly maximum pensionable earnings under the Canada Pension Plan (“Average YMPE”) plus 2% of Best Average Earnings in excess of the Average YMPE, multiplied by years of service up to 35 years, plus 1.4% of Best Average Earnings multiplied by years of service in excess of 35 years. Executive officers who are members of the DC Plan receive a total actual and notional contribution credited to their DC Plan and Supplementary Plan accounts of 11% of the executive’s eligible earnings.

      The table below states the estimated annual benefits payable upon retirement under the DB Plan and the Supplementary Plan, in specified compensation and years of service classifications, assuming that the amount shown in the remuneration table was equal to the executive’s Best Average Earnings. Liabilities under both the DB and the DC parts of the Supplemental Plan are secured through letters of credit.
Pension Plan Table (Cdn.)

	Years of Service

Average Remuneration (U.S.$)	5	10	15	20	25	30	35

	Estimated Annual Pension Entitlement ($ U.S.)
192,000	18,279	36,558	54,836	73,115	91,394	109,673	127,951
231,000	22,121	44,243	66,364	88,485	110,606	132,728	154,849
269,000	25,964	51,928	77,891	103,855	129,819	155,783	181,746
307,000	29,806	59,613	89,419	119,225	149,031	178,838	208,644
346,000	33,649	67,298	100,946	164,595	168,244	201,893	235,541
384,000	37,491	74,983	112,474	149,965	187,456	224,948	262,439
461,000	45,176	90,353	135,529	180,705	225,881	271,058	316,234
538,000	52,861	105,723	158,584	211,445	264,306	317,168	370,029
615,000	60,546	121,093	181,639	242,185	302,731	363,278	423,824
692,000	68,231	136,463	204,695	272,925	341,156	409,388	477,619
769,000	75,916	151,833	227,749	303,665	379,581	455,498	531,414

(1)	An executive’s remuneration only includes base salary as outlined in the “Summary Compensation Table”. The conversion rate used was U.S.$1.00 = Cdn. $1.3013.

(2)	At the end of 2004, the Named Executive Officers participating in the Plan had the following years of service: Mr. Wilson four years and Mr. Yokley nine years.

(3)	The benefits provided under the DB Plan are not subject to direct deductions for social security/ Canada Pension Plan. However, the formula indirectly recognizes the value of Canada Pension Plan benefits with a lower accrual rate on earnings up to the YMPE.
     Upon appointment as Chief Executive Officer on October 1, 2003, Mr. Wilson ceased to participate in the DC Plan and related Supplementary Plan effective December 31, 2003 and was added to the DB Plan retroactive to his date of hire. In addition, pursuant to Mr. Wilson’s employment contract, a commitment has been made to provide a minimum rate of return on assets transferred from the pension programs of Mr. Wilson’s prior employer, which reflects an average return on a third party balanced investment fund in the five years preceding the commencement of Mr. Wilson’s employment with Agrium. The Corporation’s cumulative cost related to this commitment for service up to Mr. Wilson’s retirement date is not expected to exceed $200,000.
      The annual benefits payable upon retirement under the DC Plan and Supplementary Plan to executives who are DC Plan members will be determined by the size of each participant’s account values (based on the amount of actual and notional contributions by the Corporation and by the actual and notional investment returns), interest rates at the time benefits commence and the type of retirement vehicle selected (life income fund, life annuity, joint annuity, etc.). At the end of 2004, the Named Executive Officers participating in the DC Plan were Bruce G. Waterman and Ron A. Wilkinson.
      Mr. Gearheard is a member of the Agrium U.S. Inc. Retirement Plan (the “U.S. Basic Plan”), a non-contributory defined benefit retirement plan. The U.S. Basic Plan is registered under the U.S. Internal Revenue Code. The formula for benefits on retirement under the U.S. Basic Plan is 1.1% of 3 year average best earnings (the “Final Average Earnings”) up to Social Security Average Wages plus 1.4% of Final Average Earnings in excess of Social Security Average Wages multiplied by the first 35 years of Benefit Service, plus 0.8% of the Final Average Earnings multiplied by the years of Benefit Service in excess of 35 years but less than 40 years. Under the U.S. Basic Plan earnings are limited to those permitted under the Internal Revenue Code.
      In addition to the benefits provided under the U.S. Basic Plan, Mr. Gearheard will also receive supplementary benefits under the Agrium U.S. Inc. Supplemental Executive Retirement Plan (the “U.S. Supplemental Plan”). The formula for benefits on retirement under the U.S. Supplemental Plan is 1.67% of the excess of the Final Average Earnings over the primary Social Security benefit payable at age 65, multiplied by pension service up to 35 years, plus 0.8% of Final Average Earnings multiplied by pension service in excess of 35 years but not more than 40 years, minus the U.S. Basic Plan benefit payable at age 65.

      The table below states the estimated annual benefits payable upon retirement under the U.S. Basic Plan, including amounts attributable to the U.S. Supplemental Plan, in specified compensation and years of service classifications, assuming that the amount shown in the remuneration table was equal to the executive’s Final Average Earnings for purposes of the U.S. Basic and U.S. Supplemental Plans.
Pension Plan Table (U.S.)

	Years of Service (1)

Average Remuneration (U.S.$)	5	10	15	20	25	30	35

	Estimated Annual Pension Entitlement (U.S.$)
125,000	8,609	17,218	25,827	34,435	43,044	51,653	60,262
150,000	10,696	21,393	32,089	42,785	53,482	64,178	74,874
175,000	12,784	25,568	38,352	51,135	63,919	76,703	89,487
200,000	14,871	29,743	44,614	59,485	74,357	89,228	104,099
225,000	16,959	33,918	50,877	67,835	84,794	101,753	118,712
250,000	19,046	38,093	57,139	76,185	95,232	114,278	133,324
300,000	23,221	46,443	69,664	92,885	116,107	139,328	162,549
350,000	27,396	54,793	82,189	109,585	136,982	164,378	191,774
400,000	31,571	63,143	94,714	126,285	157,857	189,428	220,999

(1)	At the end of 2004, Mr. Gearheard had eight years of benefit service in the U.S. Basic and Supplemental Plans.
     Mr. Gearheard is also a member of the Agrium 401(k) Retirement Savings Plan. For 2004, this Plan permits voluntary contributions up to 16% of total compensation, with such contributions subject to the legal maximum. The amount of Agrium’s contribution is 50% of the first 6% of employee contributions.
      The annual benefits payable on retirement under the Agrium 401(k) Retirement Savings Plan to Mr. Gearheard will be determined by the size of his account values (based on the amount of his contributions, the amount of matching contributions by the Corporation and by the investment returns), interest rates at the time benefits commence and the type of retirement vehicle selected (life annuity, joint annuity, etc.).
Employment Contracts and Change of Control Arrangements
      The Corporation entered into an executive employment agreement with Mr. Wilson on his appointment as President & Chief Executive Officer. Under the terms of this agreement, Mr. Wilson is entitled to receive a base salary subject to periodic review and adjustments, and annual bonuses and annual long-term incentives which are determined based on performance measures. We have also agreed that, if Mr. Wilson’s employment is terminated for any reason other than cause, he will receive a payment equal to his annual base salary and target annual and long-term incentives multiplied by the lesser of three or the number of years remaining from his termination to his reaching age 60.
      We have arrangements with each of the Named Executive Officers (other than Mr. Wilson) that provide for certain payments, in the event of either termination of employment without just cause or constructive dismissal within two years following a change of ownership or control of the Corporation. These payments are based on a multiple of two times base salary, incentive earnings and benefits. In addition, all outstanding stock options held by Named Executive Officers are to become immediately vested upon a change in control or ownership of the Corporation.

REPORT OF THE HUMAN RESOURCES & COMPENSATION
COMMITTEE ON EXECUTIVE COMPENSATION
Total Compensation Philosophy & Strategy
      The Corporation’s compensation philosophy is to provide total compensation opportunities that are competitive with the pay practices of other industry leading companies, and to provide a strong and direct link between corporate performance and compensation, using a combination of base salary, annual incentives and equity incentives. More specifically:

•	the peer group for the Chief Executive Officer and Senior Vice President level positions consists of a select sample of comparably-sized (considering revenue, assets, market capitalization and total number of employees) U.S. chemical and fertilizer companies. For executive positions below the Senior Vice President level, the comparators consist of a 50%/ 50% blend of the U.S. chemical peer companies and a select sample of comparably-sized Canadian companies from a range of industrial sectors. The U.S. chemical sample is the same peer group that is used for the relative comparison within the new Performance Share Unit Plan;

•	executive salaries are benchmarked at or about the median of the relevant peer group, with ranges above and below the median based on the executive’s experience and performance;

•	the level of target annual incentives ensures that average total cash compensation (salary & annual incentives) for executive officers approximates the median of the relevant peer group in years in which performance reaches planned levels, and is up to the 75th percentile of the relevant peer group in years in which performance significantly exceeds planned levels; and

•	the value of long-term incentives, including stock options, SARs and performance share units (“PSUs”) is targeted at or about the median of the relevant peer group, with ranges above and below the median based on the executive’s experience, performance and career potential.
      To achieve this goal, the Committee periodically reviews the Corporation’s executive compensation (base salary and annual and long-term incentive programs), using comparative data provided by independent professional compensation consultants.
      Based on the Corporation’s compensation philosophy, the majority of total direct compensation (salary, annual incentives and long-term incentives) for the Named Executive Officers is delivered through variable pay tied to corporate and individual performance. Variable pay represents approximately 75% of total direct compensation for the Chief Executive Officer, 65% for senior executives and 55% for other executive officers.
2004 Incentive Plans
      Commencing in 2004, the Corporation introduced new annual and long-term incentive plans in which the Named Executive Officers as well as other key managers and employees participate. Annual incentives are provided through two plans, the Performance Recognition Plan and the Profit Sharing Plan. Long-term incentives are provided through a combination of our Option Plan and a new Performance Share Unit Plan. The following is a summary of the principal terms of these Plans:
Annual Incentives
      The Performance Recognition Plan was developed to support the achievement of key financial and other business objectives. Target award levels are based on the median of the relevant peer groups and are 75% of salary for the Chief Executive Officer and 50% of salary for the other Named Executive Officers.
      Actual award payouts under this Plan are determined based on corporate, function/ business unit and individual performance. The weightings for these performance categories are as follows:

		Business
	Corporate Key	Unit/Function Key
	Performance	Performance	Individual
	Indicators	Indicators	Performance

Chief Executive Officer	75%	N/A	25%
Other Named Executive Officers	50%	25%	25%

      The Corporate Key Performance Indicators (KPIs) and the weightings assigned to each are shown below. For each of these performance measures, a factor of 100% is applied for performance at target levels, and a factor ranging from 50% up to 200% is applied for performance ranging from threshold to maximum performance. No payout is awarded for performance below threshold levels.

Corporate Strategies	KPIs	Weighting

	Diluted EPS	30%
Continuously Improve Base	Operating cash flow	30%
Business Competitiveness	EH&S Incident Index	5%

Disciplined Investment Approach	ROIC in excess of Agrium’s weighted average cost of capital	10%

Grow to Industry Leadership	Total Shareholder Return
Position	• Relative to average of the North America Fertilizer Industry (Mosaic, Potash & Agrium)	20%
	• Measured on a rolling 3-year average basis

Create and Sustain High Performance Culture	Employee Survey responses on performance management, linkages of pay to performance, employee development and corporate changes	5%

		100%

      Under the Profit Sharing Plan, a profit sharing pool is determined each year based on a percentage of earnings before interest, taxes, depreciation and amortization of the North America Wholesale Group for that calendar year. Named Executive Officers are eligible for annual allocations from the profit sharing pool of up to 10% of salary.
Long-Term Incentives
      The combined target grants of stock options, SARs and PSUs are determined based on market median practices. In determining new stock option grants, the amount and terms of outstanding options, SARs, shares and units subject to restrictions on resale were not taken into account.
      Pursuant to the Option Plan, Named Executive Officers and other key managers and employees have been granted options to acquire Common Shares at the closing price on the day preceding the grant. Target levels (inclusive of PSU values) are based on the median of the relevant peer groups, with a range of actual grants to reflect individual performance. Options vest in 25% increments over four years and expire 10 years from the date of grant. Commencing in 2004, the Corporation may make grants of SARs in tandem with each stock option grant. With this change, option holders will have the right to surrender vested options back to the Corporation in exchange for a cash payment from the Corporation equal to the option gain that would otherwise have been realized. This will assist in the management of shareholder dilution related to the stock option plan, provides increased transparency through variable accounting for the purposes of expensing stock options, and ensures that the costs of funding the stock option grants are tax deductible by the Corporation.
      In 2004, U.S. based Named Executive Officers and other key managers and employees received grants of stand-alone SARs, rather than stock options with tandem SARs. These stand-alone SARs are subject to the same terms and conditions as stock options. This approach was taken for purposes of limiting the dilutive impact of option grants.
      Under the Performance Share Unit Plan, executive officers and other eligible managers may receive grants of share units. The value of each share unit is based on the price of Common Shares on the TSX, expressed in U.S. dollars. When cash dividends are paid on the Common Shares, additional PSUs of equivalent value are credited to the designated employees’ accounts.
      PSUs (including dividend equivalent PSUs) vest at the end of a 3-year performance cycle. The amount of units that vest depends on the relative ranking of the Corporation’s Total Shareholder Return over the 3-year performance cycle compared to the total shareholder return over the same period for a selected peer group of companies. The peer group comprises a select sample of comparably-sized North American chemical and fertilizer companies that trade on the New York Stock Exchange. One hundred percent of the PSUs vest if the Corporation’s Total Shareholder Return is equal to the median of the peer group. Vesting ranges between 50% for performance at or below the 25th percentile and up to 150% for performance at or above the 75th percentile. Vesting ranges between 50% for performance at or below the 25th percentile and up to 150% for performance at or above the 75th percentile. If the Corporation’s Total Shareholder Return is negative over a 3-year performance cycle, the percentage of PSUs that vest may not exceed 100%. Vesting of PSUs granted after 2004 is zero if, over the 3-year performance cycle, the Corporation’s Total Shareholder Return is both negative and it falls below the 25th percentile of the selected peer group of companies.
      The Corporation believes that the introduction of the Performance Share Unit Plan, in conjunction with changes to the stock option program, provides for a more balanced long-term incentive approach that recognizes the cyclical nature of the business, provides a better total alignment with shareholder interests and facilitates long-term share ownership.
Share Ownership Guidelines
      The Corporation has share ownership guidelines applicable to the Chief Executive Officer and senior executives who report directly to the Chief Executive Officer. The share ownership guidelines are intended to support the ongoing alignment of the interests of the Corporation’s senior executives with Shareholders through long-term ownership of the Common Shares. Affected officers will be expected to achieve the following share ownership levels within the next five years:

	Number of
	Common Shares	Approximate Multiple
Executive Level	Required (1)	of Base Salary

Chief Executive Officer	225,000	Four Times
Senior Vice Presidents	45,000	Two Times
Vice Presidents reporting directly to the Chief Executive Officer	15,000	One Time

(1)	For purposes of these guidelines, share ownership includes Common Shares and PSUs, but excludes options to acquire Common Shares.
     The following table sets out each of the Named Executive Officer’s equity ownership interest in the Corporation as of December 31, 2004:

NEO’s Equity Ownership Interest as at December 31, 2004					“Equity at
					Risk”
	Common	Preferred	Stock		Amount (1)
Named Executive Officer	Shares	Securities	Options	PSUs	(U.S.$)

Michael M. Wilson	30,000		630,000	155,580	3,127,023
Bruce G. Waterman	45,000	8,085	428,000	16,561	1,173,535
Richard L. Gearheard	37,128		375,000	16,360	901,273
John D. Yokley	3,700		312,000	13,851	295,734
Ron A. Wilkinson	0		111,150	7,829	131,919

Total	115,828	8,085	1,856,150	210,181	5,629,484

(1)	Named Executive Officers’ “Equity at Risk” Amount is shown as at December 31, 2004 based on the number of Common Shares and PSUs held by the Named Executive Officer and a share price of U.S.$16.85, and excludes the value of stock options.
Chief Executive Officer Compensation
      Mr. Wilson’s compensation package consists of base salary and annual and long-term incentives, as outlined above for other Named Executive Officers. Mr. Wilson’s base salary was adjusted effective April 1, 2004, and is positioned below the median of the Corporation’s comparator group of U.S. chemical and fertilizer companies.
      Mr. Wilson’s performance in 2004 has been assessed pursuant to an evaluation conducted by the HR&C Committee and the Board Chair and is based primarily on four criteria, namely the achievement of the Chief Executive Officer’s goals for 2004, the personal effectiveness of the Chief Executive Officer in leading the development and implementation of corporate strategies, the financial and non-financial accomplishment of the corporate key performance indicators as approved by the Board for the year under review, and the Terms of Reference for the Chief Executive Officer. Mr. Wilson’s performance was considered as excellent in 2004, based on a number of significant achievements including:

•	achievement of margin improvement through profitability improvement and cost management initiatives;

•	improvement of environmental, safety and health metrics and planned progress in implementation of a new system for management of safety and environmental incidents;

•	implementation of growth strategy through identification and evaluation of greenfield and acquisition targets;

•	resolution of the Kenai dispute with Union Oil Company of California (Unocal);

•	further strengthening of the Corporation’s High Performance Culture through the implementation of new succession planning, leadership development and performance management programs;

•	more effective management of Board and Committee meetings and strengthening of the relationship between senior management and the Board; and

•	achievement of 2004 budget targets.
      Mr. Wilson’s annual incentive payout in respect of 2004 has been based on the following:

			Adjusted
	Target as %	Performance	Target as %	Payout
Performance Category	Salary	Score	Salary	($ U.S.)

Performance Recognition Plan
Corporate KPIs	56.25%	154%	86.6%	$650,702
Individual Performance	18.75%	200%	37.5%	$276,937

Total	75%	N/A	N/A	$927,639
Profit Sharing Plan
NAW EBITDA	5.0%	N/A	9.5%	$71,362

Total Annual Incentive	80%	N/A	133.6%	$999,001

      The grant of 125,000 PSUs made to Mr. Wilson in February, 2004 was based on the terms of Mr. Wilson’s employment agreement, and is also consistent with the median of competitive practices for long-term incentive grants among the Corporation’s U.S. chemical and fertilizer industry comparator group.
Submitted on behalf of the HR&C Committee:
R. S. Cunningham (Chair)
G. Gibara
S. A. Henry
R. J. Horner
V. J. Zaleschuk

SHARE PERFORMANCE GRAPH
      The following table compares the five year return on our Common Shares (assuming $100 invested on December 1, 1999 and reinvestment of dividends) with the S&P TSX Composite Index:
TOTAL COMMON SHAREHOLDERS’ RETURN
December 31, 1999 – December 31, 2004 (Assuming Dividend Reinvestment)
CORPORATE GOVERNANCE
      The stewardship of the Corporation is primarily the responsibility of the Board of Directors and the four Committees of the Board, with our Corporate Governance & Nominating Committee (the “CG&N Committee”) having specific responsibilities with respect to the continuing review, development and enhancement of our corporate governance practices. Our Board and management are committed to safeguarding and enhancing shareholder value through the highest standards of integrity, ethical conduct and accountability, and we believe in the continuous improvement of our practices in this important area. We seek out emerging trends and take steps to augment our governance systems to ensure that we maintain shareholder confidence and support. We strongly support the corporate governance reforms and initiatives that have recently been taking place in Canada and the U.S., and are prepared to embrace new standards that will enhance our reputation and standing in the capital markets.
Availability of Governance Material and Access to Independent Directors
      Our current Corporate Governance Guidelines, our Board and Committee Charters, our Terms of Reference for individual directors, our Board Chair, Committee Chairs and our Chief Executive Officer, our Code of Business Conduct and Ethics, and our Audit Committee Whistleblower Procedures are available on our web site at www.agrium.com. Shareholders wishing to receive a copy of this material should submit their request by telephone (403) 225-7000, by facsimile (403) 225-7609, by mail to Agrium Inc., 13131 Lake Fraser Drive S.E., Calgary, Alberta, T2J 7E8, Attention: Corporate Secretary or by e-mail by going to the “Contact Us” section of our web site at www.agrium.com. Interested parties may communicate directly with the Board Chair and the other independent directors as a group by contacting the Board Chair by sending by regular mail (or other means of delivery) to the corporate headquarters address of the Corporation a sealed envelope marked “Private and Strictly Confidential — Attention: Chair of the Board of Directors of Agrium Inc.”. Any such envelope shall be delivered unopened to the Board Chair. Interested parties may also communicate directly with the Audit Committee by contacting the Audit Committee Chair by sending by regular mail (or other means of delivery) to the corporate headquarters address of the Corporation a sealed envelope marked “Private and Strictly Confidential — Attention: Chair of the Audit Committee of Agrium Inc.”. Any such envelope shall be delivered unopened to the Chair of the Audit Committee.

TSX Corporate Governance Guidelines
      Our Common Shares are listed on the TSX, and we meet the Corporate Governance Guidelines of the TSX, including the amendments thereto that were proposed (but not yet implemented) in April 2002 and November 2002, as described in the attached Schedule “A”.
NYSE Corporate Governance Listing Standards
      Our Common Shares are listed on the New York Stock Exchange (the “NYSE”), and we comply in all material respects with the applicable NYSE corporate governance requirements as set out in the NYSE’s Listed Company Manual. We are not aware of any significant ways in which our corporate governance practices differ from those required of U.S. domestic companies under the NYSE listing standards.
Our Corporate Governance
      Our Corporate Governance Guidelines (the “Guidelines”) provide a framework of authority and accountability to enable the Board and management to make timely and effective decisions that promote shareholder value while complying with applicable law and our commitment to ethical conduct, integrity and transparency.
      The primary responsibility of our Board is to foster our long-term success consistent with the Board’s responsibility to Shareholders to maximize shareholder value. The Board continually assesses the principal risks associated with our business and takes reasonable steps to ensure the integrity and effectiveness of our internal controls, management information systems and financial procedures. The Board engages in an annual strategic planning process and approves the Corporation’s strategic plan. The Board approves the content of our major public documents.
      The Chief Executive Officer is responsible to lead the Corporation and to formulate our proposed goals, strategies and objectives, present them to the Board for approval and, if approved, to keep the Board informed of our progress towards them. The Board annually conducts and performs an evaluation of our Chief Executive Officer and considers succession planning, including for the Chief Executive Officer, and management and executive development. The Board becomes acquainted with our high potential executives.
      The Board ensures that senior executives are fairly and competitively compensated, with a large portion of compensation being performance based and linked to meaningful and measurable performance targets. Our Guidelines set a goal of obtaining continuous and conspicuous disclosure of all significant matters to all Shareholders simultaneously.
      Our Guidelines provide that a Board of between 9 and 12 members is appropriate for us and require that at least two-thirds of the Board be unrelated and independent. Our Guidelines establish specific definitions of unrelated and independence that meet or exceed applicable legal and regulatory requirements. Directors are required to disclose their interests relating to their independence at least annually and, in any event, when such interests change, so that the Board can continually assess the independence of each director.
      We require our directors to have demonstrated integrity and high ethical standards; to have experience, business knowledge and sound judgment relevant to our activities; to understand fiduciary duties; to be financially literate; to have advocacy and consensus building skills; to have abilities that complement other Board members; and to be willing to devote sufficient time to the work of the Board and its Committees. Our Guidelines require the Board to maintain a long-term plan for the composition of the Board.
      Each director is responsible for providing constructive counsel to and oversight of management and to advance our interests and the effectiveness of the Board by bringing his or her knowledge and experience to bear on the issues facing us.
      The Board, the Board Chair, any of the Committees and, in appropriate circumstances, each of the directors are entitled to engage independent consultants or advisors at our expense.
      Our Guidelines provide that we will organize orientation programs for new directors and continuing education opportunities for continuing directors.
      The CG&N Committee is responsible for reviewing director compensation annually, including a review of comparative information and consideration of the duties, responsibilities and commitments of directors. Pursuant to our Guidelines, our directors are expected to maintain share ownership of approximately five times the value of their annual retainer, and to achieve this requirement within five years of their appointment to the Board. Our directors are encouraged to take their compensation in shares or deferred share units (“DSUs”) until such time as such director owns the required share ownership value.
      The CG&N Committee reviews the Guidelines periodically and submits recommended changes to the Board for approval, taking into account emerging best practices.
Board Composition and Independence
      The Board is currently composed of eleven directors. The Board considers a board size of nine to twelve members to be an appropriate number for our size, and sufficient to provide an appropriate mix of backgrounds and skills.
      The Board has determined that ten of the eleven directors nominated for re-election are unrelated for the purpose of the TSX Corporate Governance Guidelines. Mr. Wilson, the Chief Executive Officer of the Corporation, is a related director. In conducting its analysis, the Board considered an unrelated director to be a director who is: (a) not a member of management and is free from any interest and any business, family or other relationship which could reasonably be perceived to materially interfere with the director’s ability to act with a view to the best interests of the Corporation, other than interests and relationships arising from shareholdings in the Corporation; (b) not currently, or has not been in the past three years, a director, officer or employee of or material service provider to the Corporation or to any of its subsidiaries or affiliates; and (c) not a director (or similarly situated individual), officer, employee or significant shareholder of an entity that has a material business relationship with the Corporation or any of its subsidiaries or affiliates, including as legal counsel, auditors, accountants, consultants, or investment and commercial bankers doing business with the Corporation.
      The Board has also determined that ten of the eleven directors nominated for re-election are independent for the purposes of the NYSE Listing Standards. Mr. Wilson, the Chief Executive Officer of the Corporation, is not independent. In determining that each director other than Mr. Wilson is independent, the Board affirmatively determined that each such director has no material relationship with the Corporation, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Corporation and that each such director did not receive any consulting, advisory, or other compensatory fee from the Corporation except in the capacity of a member of the Board or a Committee. In addition, in determining independence the Board determined that each such director has not been an employee (and no immediate family member of the director has been an executive officer) of the Corporation within the past three years; that each such director has not received (and no immediate family member of the director has received) more than Cdn.$75,000 per year in direct compensation from the Corporation, other than director and Committee fees and pension and other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service) in any of the past three years; that each such director is not a current partner or employee of KPMG LLP, our external auditors, nor within the past three years has been a partner or employee of KPMG LLP who personally worked on the Corporation’s audit during that time (and no immediate family member of the director is a current partner of KPMG LLP or is a current employee of KPMG LLP who participates in that firm’s audit, assurance, or tax compliance practice or within the past three years was a partner or employee of KPMG LLP who personally worked on the Corporation’s audit during that time); that each such director has not been employed (and no immediate family member of the director has been employed) within the past three years as an executive officer of another company where any of that company’s present executive officers at the same time has served on that other company’s compensation committee; and each such director is not and has not been an employee (and no immediate family member of the director is or has been an executive officer) of an entity that has made payments to, or received payments from, the Corporation for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of U.S.$1,000,000 or 2% of such other entity’s consolidated gross revenues.
      In order to assist the Board in making its determinations with respect to the independence of its members, all directors annually complete a detailed Disclosure Questionnaire which includes inquiries regarding any direct or indirect business relationships or interest in transactions between each director and the Corporation, as well as each director’s shareholdings and equity-based interests in the Corporation. This Questionnaire is further supplemented by internal inquiries that are conducted concerning the details of any business relationships or transactions that may exist between other corporations or organizations in which our directors have a direct or indirect interest and the Corporation. This information is reviewed by the Board at least annually as well as on an ongoing basis as appropriate in light of the applicable factual circumstances in order to permit the Board to make its independence determinations.

Interlocking Directorships
      Messrs. Carragher and King are also directors of The Westaim Corporation, which was spun out of Viridian Inc. in 1995 prior to the Corporation’s 1996 acquisition of Viridian Inc. There is no material business relationship between the Corporation and The Westaim Corporation. The Board has determined that the directorships with the Corporation and The Westaim Corporation held by Messrs. Carragher and King do not affect their independence.
Board Charter
      In addition to the responsibilities of the Board mandated by law, the Board is responsible for developing the Corporation’s approach to corporate governance, including the development of the Corporate Governance Guidelines, and satisfying itself, to the extent feasible, of the integrity of the Chief Executive Officer and other executive officers. The Board promotes, and expects the Chief Executive Officer and the other executive officers to promote, a culture of integrity throughout the Corporation. The Board also considers and approves our annual capital and operating budgets and any significant changes to those budgets, all major acquisitions, dispositions and financing transactions, as well as all matters involving our securities. The Board has specifically assumed responsibility for the stewardship of the Corporation’s strategic and succession planning processes and regularly considers the principal risks associated with our business and how these risks are managed. Under its Charter, the Board also has responsibility for management and human resources, financial and corporate issues, corporate procedure and policies, and compliance reporting and corporate communications.
Responsibilities of Board Chair
      Our Terms of Reference for the Board Chair require that he or she be an unrelated and independent director appointed as Chair annually by the Board. The Board Chair is charged with the responsibility to lead the Board and organize it to function independently of management so as to foster ethical and responsible decision making, appropriate oversight of management and the best corporate governance practices. The Board Chair is to ensure that the unrelated and independent members of the Board have an opportunity, at each regularly scheduled meeting of the Board, to meet without members who are not unrelated and independent. The Board Chair is responsible for ensuring that matters to be considered by the Board are properly presented so as to use directors’ time wisely and safeguard the time to be dedicated to strategic planning, review, discussion and decision making. The Board Chair is responsible for setting the Agenda of each meeting and for the quality of the information sent to or presented to the Board. The Board Chair provides advice and counsel to the Chief Executive Officer and other senior executives and leads the Board process for assessment of the effectiveness of the Board, the Committees of the Board and individual directors. Our Terms of Reference provide that the Board Chair, when he or she considers it necessary or advisable, may retain, at our expense, outside consultants or advisors to advise independently on any matter.
Our Expectation of Our Directors
      The expectations of a new director on our Board, including specific responsibilities, Committee appointments, workload and time commitments, are reviewed in advance with potential Board candidates. Such candidates are also provided with a copy of our Directors’ Manual prior to joining our Board which includes, among other items, our Terms of Reference for individual directors, Board and Committee Charters, Corporate Governance Guidelines, our Code of Business Conduct and Ethics for directors, officers and employees, as well as extensive information relating to the Corporation and our industry.
      Our Terms of Reference for individual directors are intended to identify the specific responsibility of individual directors and enhance coordination and communication within the Board and between the Board and management. These Terms of Reference include specifying the director’s responsibilities for corporate stewardship, including advancing the interests of the Corporation and the Board, exercising appropriate fiduciary obligations, providing constructive assistance to management and preserving confidentiality. The Terms of Reference include responsibility for integrity and loyalty, including compliance with our Code of Business Conduct and Ethics and appropriate disclosure of all conflicts or potential conflicts. In order to ensure the exercise of independent judgment, each director must disclose all interests outside the Corporation that may be affected by specific transactions or agreements being considered by the Board, so that consideration can be given to the director’s abstention from discussion, abstention from voting, or other recusal. The Terms of Reference require each director to be diligent in preparing for and attending Board and Committee meetings and communicating with the Board Chair and Chief Executive Officer between meetings. Under the Terms of Reference each director is responsible for full and frank participation and communication within the Board and each Committee on which he or she serves, as well as with management. We expect that each director will become knowledgeable about our business, with the environments in which we operate, and with our executive management team and high potential executive candidates. Under the Terms of Reference each director has a responsibility to enhance the competencies and qualities that led to the director’s election to the Board. Our minimum attendance expectation for directors is to attend all Board and Committee meetings, and the Board would be concerned if a director attended less than 80% of such meetings. Directors are also expected to attend our annual meeting. We also have Terms of Reference for the chairs of the Committees, which specify their responsibilities.
      We expect each director to expend sufficient time to fully review all material for and otherwise prepare for each Board and Committee meeting, as well as to fully participate in each meeting and be available to provide assistance and guidance between meetings as called upon.
      Directors are expected to offer their resignation upon request by the Board on a change in occupation or professional association, failure to attend meetings or otherwise devote appropriate time to fulfilling his or her responsibilities or an inability to resolve a conflict of interest.
Board Orientation and Continuing Education
      The CG&N Committee is responsible for the orientation and education of new directors. Each new director attends a comprehensive orientation session at which members of senior management review our business, corporate strategy and direction, financial profile, governance systems, culture, and current key issues. The orientation also affords an opportunity to review the Directors’ Manual provided to the new directors as part of our recruiting process to facilitate further discussion regarding the role of the Board, its Committees and their members in the context of our business operations. Prior to joining the Board, a new director will have been provided with copies of our corporate governance documents, together with certain corporate policies, recent analysts’ reports and press releases, and various company and industry brochures. Upon accepting a position on our Board, a new director is required to acknowledge his or her commitment to comply with our Code of Business Conduct and Ethics. New directors are afforded the opportunity to meet individually with members of senior management, and all directors have regular access to management personnel to discuss Board presentations and other matters of interest.
      Continuing education is provided through a number of methods, including visits to our sites and facilities (which all of our directors are encouraged to attend to familiarize themselves with our business and to become acquainted with senior plant personnel and high potential employees), an annual comprehensive dedicated off site strategy session, numerous presentations from management and other employees to the Board and its Committees on topics of interest and developing issues within their respective responsibilities, and ongoing distribution of relevant information. Board members are also encouraged to attend, at the Corporation’s expense, seminars, conferences and roundtables on pertinent topics. Our Directors’ Manual is periodically updated and distributed to assist our directors in staying current in emerging trends and fulfilling their responsibilities and expectations of being a director on our Board.
Director Succession Planning
      The Board, through the CG&N Committee, has the responsibility to review at least annually the skills and experience represented on the Board in light of the Corporation’s strategic direction, opportunities and risks, having regard as well to the most recently conducted Board performance evaluation. As part of our Board Succession Planning and Director Recruitment Program, the CG&N Committee maintains a comprehensive matrix regarding our current Board composition profile in order to allow the Board to focus on identifying and attracting the experience and skillsets that would most benefit our Board at any particular point in time. The CG&N Committee also maintains a list of potential Board candidates for future consideration. Our director recruiting process will generally involve a dual approach to identifying high potential candidates through requests made of our Board members to identify high potential candidates known to them, as well as through the engagement of an executive search firm. An interview team consisting of at least three Board members (including the Board Chair and the CG&N Committee Chair) is engaged to interview potential Board candidates and facilitate further meetings with other Board members and senior executives as appropriate.
Board Performance Evaluation
      The CG&N Committee annually conducts a formal evaluation of our Board of Directors, the Board Chair, each of the Board Committees, and the Committee Chairs. In addition, the Board Chair annually conducts an assessment of the performance of our individual directors. Last year’s evaluation involved interviews conducted by our Board Chair with each director, interviews conducted by an independent corporate governance consultant with each director, written self-assessments provided by each of the individual directors, completion of a questionnaire, and provision of written commentaries. A number of members of management were also interviewed by our governance consultant regarding the effectiveness of the Board and the relationship between the Board and management. The results were analyzed and summarized by our consultant for presentation to the full Board, as well as review by each of the Committees. Strengths were identified and recommendations for improvement were developed by our consultant in collaboration with our Board Chair and the Chair of our CG&N Committee. The evaluation which was conducted in the latter half of 2004 concluded that the Board is operating effectively, particularly in the area of corporate strategy and implementation, and is continuing to build on its strong partnership with management. Particular progress was made with respect to a specific recommendation for the 2003 evaluation that the Board strengthen its international experience and diversity, which has been enhanced by the addition of Ms. Gibara and Mr. Horner.
Mandatory Director Retirement
      We have a policy that a director shall not normally be nominated for election at the annual meeting of Shareholders next held following the date on which he or she attains the age of 70 years. The Board may request a director to extend his or her term of service beyond the regular retirement age in one-year increments.
Board and Committee Attendance
      During 2004 the Board and Committees held the following number of meetings:

	Board Meetings	7
(a)	Audit Committee Meetings	7
(b)	Corporate Governance & Nominating Committee Meetings	6
(c)	Human Resources & Compensation Committee Meetings	4
(d)	Environmental, Health & Safety Committee Meetings	5
      During 2004 the directors attended Board and Committee meetings as follows:

	Board Meetings	Committee Meetings
Director	Attended	Attended

Carragher (a)(b)(c)	7 of 7	12 of 12
Cunningham (a)(c)	6 of 7	11 of 11
Devine (b)(d)	7 of 7	10 of 11
Gibara	3 of 3	2 of 2 (1)
Henry (a)(d)(c)	7 of 7	10 of 10
Horner	3 of 3	2 of 2 (1)
King (b)(d)	7 of 7	11 of 11
Proto (a)(d)	7 of 7	12 of 12 (2)
Schaefer (a)(b)	7 of 7	13 of 13
Wilson	7 of 7	N/A (3)
Zaleschuk (a)(c)	6 of 7	10 of 11

(1)	Ms. Gibara and Mr. Horner were appointed directors on September 29, 2004. Between September and December 31, 2004 there were only three Board meetings and two meetings of Committees of which they are members.

(2)	Mr. Proto attended all meetings of Committees during 2004 but only received meeting fees in respect of those Committees of which he was a member.

(3)	Mr. Wilson is not a member of any Committee, but regularly attends meetings of Committees.
Compensation of Directors
      The CG&N Committee periodically reviews the Corporation’s director compensation using comparative Canadian and U.S. data provided by independent professional compensation consultants.
      For 2004, we paid each non-employee director (other than the Board Chair) an annual retainer, which for the first quarter of 2004 was based on an annual stipend of U.S.$22,500 (pro-rated U.S.$5,625.00 for the first quarter of 2004)

and an annual retainer for the balance of the year based on an annual stipend of U.S.$35,000 (pro-rated for the following three quarters of the year to U.S.$26,250). In addition, each non-employee director (other than the Board Chair) received an annual fee of U.S.$3,500 for serving on a Board Committee and an annual fee of U.S.$1,500 for chairing a Board Committee. In lieu of such fees, we paid our Board Chair a quarterly retainer for the first quarter of 2004 based upon an annual stipend of U.S.$100,000 (pro-rated U.S.$25,000), and for the remaining three quarters an annual stipend of U.S.$120,000 (pro-rated U.S.$90,000 for the remaining three quarters of 2004). In 2004, we paid a travel allowance of U.S.$1,000 to each non-employee director who was not one of our employees who traveled out of their province or state of residence to a meeting site and paid meeting fees of U.S.$1,000 per meeting attended, other than Audit Committee meetings in respect of which meeting fees of U.S.$1,500 per meeting were paid from and after April 1, 2004. In 2004, we paid the Chair of the Audit Committee additional Committee fees of U.S.$12,200 for performance of certain Chair duties outside of Committee meetings.
      In March 2002, the Board amended our Stock Option Plan so that non-employee directors are not eligible to be granted stock options. There are no other stock option plans of the Corporation in which the directors are eligible to participate.
      As at March 17, 2005, non-employee directors held 651,750 options to acquire Common Shares. These options have exercise prices of Cdn.$10.60 to Cdn.$20.75 per share, being the closing prices of the Common Shares at the time of the grant, and expire ten years after the time of grant.
      In December 2001, the Board approved a deferred share unit fee plan (the “DSU Fee Plan”) for all directors. The DSU Fee Plan allows directors to elect to receive their remuneration in the form of DSUs, cash or any combination thereof, subject to having satisfied the share ownership requirements set out in our Corporate Governance Guidelines. The number of DSUs issued is calculated by dividing the electing director’s remuneration by the fair market value of the Common Shares on the conversion date (generally the last business day of each quarter). When a director leaves the Board, he or she is entitled to receive the then market value of a Common Share for each DSU held. During 2004, one director was issued 4,012 DSUs under the DSU Fee Plan (including 75 DSUs issued as an adjustment for dividends paid on our Common Shares in 2004).
      In May 2002, the Board approved a deferred share unit discretionary grant plan (the “DSU Grant Plan”) which allows the Board to grant DSUs to directors. A director leaving the Board is entitled to receive the then market value of a Common Share for each DSU held. During 2004, directors were issued 26,441 DSUs under the DSU Grant Plan (including 441 DSUs issued as an adjustment for dividends paid on our Common Shares in 2004).
      The following table sets out the fees paid to each of the Corporation’s non-employee directors in the year ended December 31, 2004:

Fees Paid to Directors in 2004 (1)

			Committee	Meeting Fee			Percentage of
		Committee	Chair	and Travel	Cash Value (2)		Cash Fees
Director	Annual Fee	Annual Fee	Annual Fee	Allowance	of DSU Grants	Total	taken on DSUs

Carragher	$31,875	$7,000	N/A	$27,000	$37,485	$103,360	0%
Cunningham	31,875	7,000	$1,500	25,000	37,485	102,860	0%
Devine	31,875	7,000	$1,500	22,000	37,485	99,860	0%
Gibara	8,750	1,750	N/A	7,000	N/A	17,500	0%
Henry	31,875	7,000	N/A	22,000	37,485	98,360	100%
Horner	8,750	1,750	N/A	7,000	N/A	17,500	0%
King	31,875	7,000	1,500	18,000	37,485	95,860	0%
Proto	115,000	N/A	N/A	34,000 (4)	62,475	211,475	0%
Schaefer	31,875	7,000	13,700 (3)	23,000	37,485	113,060	0%
Zaleschuk	31,875	7,000	N/A	18,000	37,485	94,360	0%

Total	$355,625	$52,500	$18,200	$203,000	$324,870	$954,195	—

(1)	All amounts are in U.S. dollars.

(2)	Excludes DSUs issued on payment of director or Committee fees or as an adjustment for dividends. Value of the DSUs is the market value of a Common Share on the date of grant.

(3)	Committee Chair Annual Fee also includes additional fees of $12,200 for performance of certain Audit Committee Chair duties outside of Committee meetings.

(4)	Includes $5,000 payment for attendance at Unocal arbitration meetings.

Director Share Ownership
      We expect each director to maintain share ownership of approximately five times their annual retainer within five years of their appointment. We consider share ownership to include Common Shares and DSUs but exclude options to acquire Common Shares. Last year we increased our director share ownership requirement from three times the annual retainer to five times the annual retainer. Each director fulfills the increased share ownership requirements other than Ms. Gibara and Mr. Horner, each of whom became a director in September 2004.
Board Meetings Independent of Management
      Our independent directors meet in camera at each regularly scheduled Board and Committee meeting without members of management present. Our Audit Committee also meets independently with our external auditors, and separately with our Manager, Internal Audit, at each regularly scheduled Audit Committee meeting. In addition, the HR&C Committee meets at least annually with the Vice President, Human Resources, with no other members of management present, and the Environment, Health & Safety Committee meets at least annually with our Director, Environment, Health & Safety, without any other members of management present.
Chief Executive Officer
      Our Terms of Reference for the Chief Executive Officer identify specific responsibilities in order to enhance coordination and communication with the Board. The Chief Executive Officer’s primary responsibility is the executive leadership and operational management of the Corporation and its business and affairs. The Terms of Reference for our Chief Executive Officer add other specific responsibilities including implementation of capital, operating and strategic plans; developing appropriate budgets and forecasts; identifying and managing principal risks of the business; maintaining an effective organizational structure including succession training and management; maintaining effective control and coordination mechanisms for our activities including internal control and management information systems; maintaining appropriate industry, governmental, public and other external relationships; ensuring safe and efficient business operations in compliance with environmental, health and safety obligations; and fostering a high performance corporate culture that promotes ethical practices, encourages individual integrity, accountability and social responsibility.
      The HR&C Committee and the Board Chair annually conduct a formal evaluation of our Chief Executive Officer to assess performance based primarily on four criteria, namely the achievement of the Chief Executive Officer’s goals for the year under review, the personal effectiveness of the Chief Executive Officer in leading the development and implementation of corporate strategies, the financial and non-financial accomplishment of the corporate key performance indicators as approved by the Board for the year under review, and the Terms of Reference for the Chief Executive Officer. The Chief Executive Officer also submits a written self-assessment to the HR&C Committee and the Board Chair. The Board Chair and the Chair of HR&C Committee present the results and recommendations for the evaluation to the independent members of the Board, who together determine the Chief Executive Officer’s compensation and provide feedback and recommendations in connection with his performance evaluation, which are then reviewed with the Chief Executive Officer by the Board Chair together with the Chair of the HR&C Committee.
Code of Business Conduct and Ethics
      Our employees, directors and officers (including our Chief Executive Officer, principal financial officer, principal accounting officer / controller or persons performing similar functions) must comply with our Code of Business Conduct and Ethics (the “Code”). Directors, officers and certain employees of Agrium annually certify compliance with the Code. The Board and the CG&N Committee monitor compliance with and are responsible for administering the Code. Waivers of the Code are disclosed in compliance with applicable law and regulatory requirements.
Compliance Monitoring
      In addition to adopting and implementing the Code of Business Conduct and Ethics for our directors, officers and employees and requiring annual certifications of compliance with it, the Board promotes a culture of ethical business conduct by instituting “whistleblower” procedures to permit employees anonymously to report concerns regarding compliance with corporate policies and applicable laws, as well as concerns regarding auditing and accounting matters. These “whistleblower” procedures ensure that employee reports are treated as confidential and require that a senior executive under the supervision of the Audit Committee, or the Audit Committee itself, assess each report and take appropriate steps to address such concerns.

Committees of the Board
      The Board has four Committees: the Audit Committee, the HR&C Committee, the CG&N Committee and the Environment, Health & Safety Committee (the “EH&S Committee”). Each Committee has a defined mandate set out in its Charter.
AUDIT COMMITTEE
H. G. Schaefer, F.C.A. (Chair)
N. Carragher
R. S. Cunningham
F. W. Proto
V. J. Zaleschuk, C.A.
Qualification of Members
      The Board has determined that each member of the Audit Committee is “financially literate” and is an unrelated and independent director. The Board considers a person to be “financially literate” if he or she has the ability to read and understand a balance sheet, an income statement and a cash flow statement.
      The Board has determined that Mr. Schaefer has “accounting or related financial experience” for the purpose of the TSX Corporate Governance Guidelines and is an “audit committee financial expert” for the purpose of the Sarbanes-Oxley Act of 2002. Mr. Schaefer is a member of the audit committee of three other publicly traded entities. The Board has determined that this simultaneous service does not impair Mr. Schaefer’s ability to serve effectively on our Audit Committee.
Charter
      The Audit Committee is responsible for assisting the Board’s oversight of our accounting and financial reporting processes, the quality and integrity of our financial statements and the effectiveness of our internal controls. The financial statements are the responsibility of management, and the external auditors express an independent opinion on the annual consolidated financial statements, which are then approved by the Board. The Audit Committee is directly responsible for the retention and oversight of the services of the external auditors, who report directly to the Audit Committee. The Audit Committee has a specific Charter that explicitly mandates direct communication with our internal and external auditors independently of management, ongoing review of our external auditors, including recommendations to the Board of the appointment (subject to shareholder approval) and termination of the external auditors, discussion and review of the scope of the audit and audit plans of the internal and external auditors, pre-approval of audit and permitted non-audit services, review of the qualifications, independence and fees of the external auditors, and establishment of hiring policies for employees or former employees of the external auditors. In addition, the Audit Committee is responsible for overseeing management reporting, internal controls and management information, and reviewing financial risk assessment and risk management issues. The Audit Committee reviews our audited consolidated financial statements and selected corporate disclosure documents, including management’s discussion and analysis contained in our annual report, the annual information form, prospectuses and offering documents, and other major shareholder communications containing significant financial information, before they are approved by the Board. The Audit Committee is also responsible for approval of our interim quarterly financial statements and reviews issues relating to legal and regulatory responsibilities to ensure compliance. The Audit Committee has established procedures for (a) the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and (b) the confidential, anonymous submissions by our employees of concerns regarding questionable accounting or auditing matters.
      The Audit Committee is also required to review its Charter on an annual basis and recommend any appropriate changes to the Board. This Committee met on seven occasions in 2004. The full Charter of the Audit Committee can be found on our web site at www.agrium.com.
Availability of Chair
      The Chair of the Audit Committee will be available at the meeting to answer Shareholders’ inquiries in the areas covered by the Audit Committee’s mandate.

CORPORATE GOVERNANCE & NOMINATING COMMITTEE
F. W. King (Chair)
N. Carragher
D. G. Devine
G. Gibara
H. G. Schaefer, F.C.A.
Qualification of Members
      The Board has determined that each member of the CG&N Committee is unrelated and independent.
Charter
      The CG&N Committee is responsible for assisting the Board in fulfilling its responsibilities with respect to the continuing review and development of our corporate governance system, including our Corporate Governance Guidelines, Code of Business Conduct and Ethics for directors, officers and employees, the Charters for our Board and its committees, as well as Terms of Reference for our Board Chair, Committee Chairs, individual directors, and the Chief Executive Officer. The CG&N Committee is also responsible for the review and recommendation to the Board of our reports on compliance with the governance guidelines, recommendations and requirements of applicable regulators and securities exchanges. The CG&N Committee reviews and recommends compensation for Board and Committee service, and oversees the administration of the DSU Plans. The CG&N Committee is also responsible for the annual evaluations of the overall performance of the Board, the Board Chair, the Board Committees, the Committee Chairs, and individual directors pursuant to an evaluation system that is designed to provide directors with an opportunity each year to examine how the Board is operating and to make suggestions for improvement. The CG&N Committee monitors the relationship between management and the Board to ensure that the Board is able to, and in fact does, function independently of management. The CG&N Committee also assists the Board in identifying and recommending qualified individuals to become Board members, consistent with criteria approved by the Board, and to recommend to the Board persons for nomination to the Board. The CG&N Committee also provides recommendations as to the size, composition, operation and effectiveness of the Board and its Committees, and identifies and makes recommendations respecting the appointment of members to Board Committees. The CG&N Committee also develops and implements an orientation and ongoing education program for directors, and ensures that Board Committees and individual directors can engage outside advisors.
      The CG&N Committee is also required to review its Charter on an annual basis and recommend any appropriate changes to the Board. The CG&N Committee met on six occasions in 2004. The full Charter of the CG&N Committee can be found on our web site at www.agrium.com.
Availability of Chair
      The Chair of the CG&N Committee will be available at the meeting to address Shareholders’ inquiries in the areas covered by the CG&N Committee’s mandate.
HUMAN RESOURCES & COMPENSATION COMMITTEE
R. S. Cunningham (Chair)
G. Gibara
S. A. Henry
R. J. Horner
V. J. Zaleschuk, C.A.
Qualification of Members
      The Board has determined that each member of the HR&C Committee is unrelated and independent.
Charter
      The HR&C Committee is established to assist the Board in fulfilling its responsibilities relating to matters of human resources and compensation, and to establish a plan of continuity and development of senior management. The HR&C Committee has responsibility for overseeing the evaluation of management, reviewing and making recommendations to the Board regarding the appointment of and the compensation arrangements for our executives

(including salaries, incentives, equity-based compensation and benefits), as well as reviewing the annual salary policies of and programs relating to employees. The HR&C Committee also approves the investment, funding and benefits policies relating to, and any material changes in, our retirement plans. The Committee reviews and approves the use of corporate goals and objectives that are relevant to the compensation of our Chief Executive Officer and reviews the performance of the Chief Executive Officer in light of those goals and objectives in order to determine and, together with the independent directors, approve his compensation level based on this evaluation. The Committee prepares a report on executive officer compensation that is included in this Management Proxy Circular. The HR&C Committee reviews our management resources and plans to ensure that we properly provide for appropriate succession planning for executives.
      The HR&C Committee is also required to review its Charter on an annual basis and recommend any appropriate changes to the Board. This Committee met on four occasions in 2004. The full Charter of the HR&C Committee can be found on our web site at www.agrium.com.
Availability of Chair
      The Chair of the HR&C Committee will be available at the meeting to answer Shareholders’ inquiries in the areas covered by the HR&C Committee’s mandate.
ENVIRONMENT, HEALTH & SAFETY COMMITTEE
D. G. Devine (Chair)
S. A. Henry
R. J. Horner
F. W. King
F. W. Proto
Qualification of Members
      The Board has determined that each member of the EH&S Committee is unrelated and independent.
Charter
      The EH&S Committee is responsible to assist the Board in fulfilling its oversight responsibilities relating to environment, health and safety. The EH&S Committee annually reviews and recommends to the Board for approval our Environment, Health & Safety Policy. The EH&S Committee monitors environmental, health and safety performance, compliance with legal and regulatory requirements, as well as applicable industry standards relating to environmental, health and safety matters, and reviews the strategies and methods used to improve our environmental, health and safety performance. The EH&S Committee also reviews our environmental, health and safety performance goals, management systems implementation, EH&S audit programs and plans, and the status of our remediation projects and provisions. It is the practice of the EH&S Committee to arrange at least one visit annually for our Board members to one of our facilities, which includes orientation sessions to personally acquaint members of the Committee and the Board with personnel and operations at our facilities. The EH&S Committee also reviews the methods of communicating our environmental, health and safety policies and procedures throughout the organization. The EH&S Committee meets separately with the Director, Environment, Health & Safety, and reports to the Board on such meetings. In addition, we have a corporate environment, health & safety committee composed of members of senior management and chaired by the Senior Vice President, Retail, which is responsible for ensuring that we conduct our activities and operate our facilities in an environmentally responsible manner and maintain the integrity of our health and safety policies.
      The EH&S Committee is also required to review its Charter on an annual basis and recommend any appropriate changes to the Board. The EH&S Committee met on five occasions in 2004. The full Charter of the EH&S Committee can be found on our web site at www.agrium.com.
Availability of Chair
      The Chair of the EH&S Committee will be available at the meeting to answer Shareholders’ inquiries in the areas covered by the EH&S Committee’s mandate.

Indebtedness of Directors and Officers
      Except for routine indebtedness, none of our directors and executive officers or any of their associates is or has been indebted to us or any of our subsidiaries at any time during 2004. No indebtedness has been extended, renewed or has had its terms modified since July 29, 2002.
Directors’ and Officers’ Insurance
      We carry directors’ and officers’ liability insurance covering acts and omissions of our directors and officers and those of our subsidiaries. The directors’ and officers’ coverage was renewed May 31, 2004 with coverage changes including an extension to the current defense cost allocation of 80% to include securities claims, the removal of the coverage sublimit for pollution defense costs, an increase in the deductible applicable to the Corporation from U.S.$500,000 to U.S.$1,000,000; and the purchase of an additional U.S.$10 million of coverage. The total directors’ and officers’ liability coverage provides an annual aggregate limit of U.S.$85,000,000. The 2005 total actual and projected insurance premium for directors’ and officers’ liability coverage is U.S.$825,000. We do not anticipate that there will be material change in the policy terms and conditions when our coverage is renewed in 2005.
      Our by-laws provide for the indemnification of each director and officer against all costs, charges and expenses reasonably incurred by the director in respect of any action or proceeding to which the director is made a party by reason of being a director or officer of the Corporation, subject to limitations contained in our by-laws or the Canada Business Corporations Act. We also have agreements with each director and officer to provide indemnification to the extent permitted under the Canada Business Corporations Act.
INTEREST OF CERTAIN PERSONS AND COMPANIES
IN MATTERS TO BE ACTED UPON
      We are not aware of any material interest of any director, officer, any person beneficially owing or exercising control or direction over 10% or more of our Common Shares, or any associate or affiliate of any of them, in any transaction since January 1, 2004 or any proposed transaction that has materially affected or will materially affect the Corporation or our affiliates.
SHAREHOLDER PROPOSALS
      Shareholder proposals to be considered for inclusion in the 2006 Management Proxy Circular must be received by us on or before December 17, 2005.
ADDITIONAL INFORMATION AND OTHER DOCUMENTS
      Financial information is provided in our comparative financial statements and management’s discussion and analysis for our most recently completed financial year.
      We will provide to any person upon request a copy of our Annual Information Form, together with material incorporated by reference therein, our audited financial statements for 2004, our interim financial statements for 2005 and this Management Proxy Circular. Please send your request to the Corporate Secretary. These documents and additional information about the Corporation are available on our web site at www.agrium.com and on the SEDAR web site at www.sedar.com.

OTHER MATTERS
      As of March 17, 2005, we know of no amendment, variation or other matter to come before the Meeting other than the matters referred to above.
DIRECTORS’ APPROVAL
      The directors have approved the contents and mailing of this Circular.

BY ORDER OF THE BOARD OF DIRECTORS

Leslie O’Donoghue
Vice President, General Counsel
& Corporate Secretary
March 17, 2005.

SCHEDULE “A”
TORONTO STOCK EXCHANGE
CORPORATE GOVERNANCE GUIDELINES COMPLIANCE TABLE
(including April 2002 and November 2002 proposed amendments)

		GUIDELINES	COMPLIANCE	COMMENTS

1.	The Board should explicitly assume responsibility for the stewardship of the Corporation and adopt a formal mandate, including:

	(a)	adoption of a strategic planning process and approval of a strategic plan which takes into account, among other things, the opportunities and risks of the business;	Yes	(a)	The strategic planning process being followed within the Corporation has been presented by management to the Board for approval. This is an ongoing process and the involvement of the directors in the process is carried out in more detail at an annual Board strategic planning session. The Board has approved a strategic plan for the Corporation.

	(b)	identification of the principal risks of the Corporation’s business and overseeing the implementation of appropriate systems to manage these risks;	Yes	(b)	The Board reviews on an ongoing basis the principal risks of the Corporation’s business and management’s recommendations for managing such risks. Systems put in place to manage risks are monitored by the Board or the appropriate Committee.

	(c)	succession planning, including appointing, training and monitoring senior management, including the Chief Executive Officer;	Yes	(c)	The Human Resources & Compensation Committee reviews with the Chief Executive Officer existing management resources and plans, including recruitment and training programs, to ensure that qualified personnel will be available for succession to executive positions and key officer positions in the Corporation and its major subsidiaries. A summary presentation is provided to the Board on these matters on an annual basis.

	(d)	communications policies for the Corporation, addressing how the Corporation interacts with stakeholders and meets its disclosure obligations, to be reviewed annually; and	Yes	(d)	The Board has assumed responsibility and put structures in place for ensuring the Corporation is able to communicate effectively with Shareholders, other stakeholders and the public in a timely, accurate, balanced and non-selective manner. Disclosure material sent to Shareholders is reviewed with the Board or the appropriate Committee.

		GUIDELINES	COMPLIANCE	COMMENTS

	(e)	integrity of the Corporation’s internal control and management information systems.	Yes	(e)	The responsibility for oversight of internal control and management information systems is delegated to the Audit Committee with the assistance of the internal and external auditors. Internal control and information systems are reviewed annually by the Audit Committee with management.

2.	The Board should be constituted with a majority of individuals who qualify as unrelated directors.		Yes	The Board will be composed of eleven directors, ten of whom are unrelated. The Board applied the definition of an unrelated director as one who is: (a) not a member of management and is free from any interest and any business, family or other relationship which could reasonably be perceived to materially interfere with the director’s ability to act with a view to the best interests of the Corporation, other than interests and relationships arising solely from shareholdings; (b) not currently or has not been in the past three years an officer or director of or material service provider to the Corporation or any of its subsidiaries or affiliates; and (c) not a director (or similarly situated individual), officer, employee or significant shareholder of an entity that has a material business relationship with the Corporation.

3.	The principles supporting the conclusion in item 2.		—	The only related director is the Chief Executive Officer of the Corporation. The Board has determined that each of the other directors is an unrelated director and has no material relationship with the Corporation.

4.	The Board should appoint a Committee of directors:

	(a)	composed exclusively of outside, i.e. non-management, directors, a majority of whom are unrelated directors; and	Yes	(a)	The Corporate Governance & Nominating Committee is composed solely of unrelated directors.

	(b)	with the responsibility for proposing to the full Board new nominees to the Board and for assessing directors on an ongoing basis.	Yes	(b)	The Corporate Governance & Nominating Committee proposes to the full Board new nominees to the Board and has responsibility for assessing directors on an ongoing basis.

	GUIDELINES	COMPLIANCE	COMMENTS

5.	The Board should implement a process for assessing the effectiveness of the Board as a whole, the Committees of the Board and the contribution of individual directors.	Yes	The Corporate Governance & Nominating Committee annually assesses the effectiveness of the Board as a whole, the Board Chair, the Board Committees, the Committee Chairs, and the contribution of individual directors. In assessing such matters, the Corporate Governance & Nominating Committee conducts surveys of directors and makes recommendations for improvement. The Corporation also retains the services of an independent consultant to assist in assessing the effectiveness of the Board.

6.	Existence of an orientation and education program for new members of the Board and continuing education for all members.	Yes	The Board has established an orientation and education program for directors. A Director’s Manual is provided for new and existing directors, and is updated from time to time. In addition, all Committees of the Board report to the Board on an ongoing basis with respect to developments within their respective areas.

7.	Size of the Board and the impact of the number upon effectiveness.	Yes	The Board will be composed of eleven directors. The Board believes a board size of nine to twelve members is large enough to permit diversity of views and to staff the various Committees of the Board, while facilitating effective decision-making.

8.	A Committee of unrelated directors should review the adequacy and form of the compensation of directors that realistically reflects the responsibilities and risk involved in being an effective director.	Yes	The Corporate Governance & Nominating Committee annually reviews directors’ compensation and makes recommendations to the Board. The Corporation also conducts surveys to ensure that directors’ compensation is consistent with industry standards.

9.	Committees of the Board should generally be composed of:

	(a) non-management directors; and	Yes	(a) Each Committee is composed solely of non-management directors.

	(b) a majority of whom are unrelated directors.	Yes	(b) Each Committee is composed solely of unrelated directors.

10.	The Board should assume responsibility for, or assign to a Committee of the Board, the general responsibility for developing the Corporation’s approach to governance issues.	Yes	The Corporate Governance & Nominating Committee has been charged by the Board to develop and review the Corporation’s approach to corporate governance issues and to recommend changes from time to time to the Board.

		GUIDELINES	COMPLIANCE	COMMENTS

11.	The Board, together with the Chief Executive Officer, should develop position descriptions for the Board and the Chief Executive Officer, involving the definition of the limits to management’s responsibilities. In addition, the Board should approve or develop the corporate objectives which the Chief Executive Officer is responsible for meeting and assess the Chief Executive Officer against these objectives.		Yes	A formal delegation of authority to the Chief Executive Officer and management has been adopted by the Board. The Board retains all powers not delegated to management. In addition, the Board develops with management the corporate objectives which the Chief Executive Officer and management are responsible for meeting and on an ongoing basis reviews such objectives and oversees the assessment of management’s performance. In addition, the directors participate with management in an annual strategic planning meeting which reviews and considers performance targets and objectives.

12.	The Board should implement structures and procedures ensuring that it can function independently of management.		Yes	The Chief Executive Officer is the only member of management on the Board. The Board Chair and all other directors are independent of management. The Board regularly meets independently of management.

13.	(a)	The Audit Committee of the Board should be composed solely of unrelated directors.	Yes	(a)	The Audit Committee is composed solely of unrelated directors.

	(b)	Each member of the Audit Committee should be financially literate and at least one member shall have accounting or related financial experience.	Yes	(b)	Each member is financially literate and at least one member has accounting or related financial experience.

	(c)	The Audit Committee should have direct communication channels with the internal and external auditors to discuss and review specific issues as appropriate.	Yes	(c)	The Audit Committee reviews with the internal and external auditors accounting principles, policies and practices, financial statements and disclosure documents and specific issues as appropriate.

	(d)	The Audit Committee duties should include oversight responsibility for management reporting on internal controls and should ensure that management has designed and implemented an effective system of internal control.	Yes	(d)	The Audit Committee oversees the scope and adequacy of management’s system of internal controls and reviews the adequacy and effectiveness of such internal controls through discussions with management and the work of the internal and external auditors.

	GUIDELINES	COMPLIANCE	COMMENTS

14.	The Audit Committee Charter should explicitly set out the role and oversight responsibilities of the Audit Committee with respect to external auditors, internal auditor and disclosure of financial and related information.	Yes	The Audit Committee Charter explicitly sets out these oversight responsibilities and is reviewed annually by the Board. These responsibilities include the approval of the quarterly financial statements, the review of annual financial statements, accounting practices and policies, the internal audit function, ongoing reviews with the external auditors including the scope of the audit, pre-approval of audit and permitted non-audit services, and the engagement, independence and fees of the external auditors.

15.	The Board should implement a system which enables an individual director to engage an outside advisor at the expense of the Corporation in appropriate circumstances.	Yes	The Corporation recognizes that individual directors may, on occasion, require the services of an advisor in connection with such directors’ responsibilities as a member of the Board or its Committees. The Board, the Board Chair and each Board Committee has the authority to engage outside advisors at the expense of the Corporation, as do individual directors in appropriate circumstances.

SCHEDULE “B”
Agrium’s Stock Option and Tandem SAR Plan as Amended and Restated Effective January 1, 2004
(the “Option Plan”)
      Agrium is providing the following disclosure with respect to the Option Plan pursuant to the rules of the TSX.
      The Option Plan is Agrium’s sole “security based compensation arrangement” for the purposes of the disclosure requirements of the TSX.
      The purpose of the Option Plan is to provide an opportunity to employees of Agrium to participate in an increase of the equity value of Agrium that will be aligned with the interest of Agrium’s shareholders.
      Any officer or employee of Agrium or any of its affiliates is eligible to participate in the Option Plan. Non-management directors do not participate in the Option Plan.
      The number of Common Shares for which stock options may be granted under the Option Plan (both before and after the proposed increase of 1,100,000 options referred to in the accompanying Proxy Circular) and the percentage of Agrium’s currently outstanding common shares represented by such options is set out below, as at March 17, 2005:

	Common Shares Available for	Percentage of Agrium’s
	Stock Option Grants	Outstanding Common Shares

Prior to giving effect to the proposed increase of 1,100,000 common shares	8,547,403	6.43%
After giving effect to the proposed increase of 1,100,000 common shares available for grant under the Option Plan	9,647,403	7.27%
      The maximum number of Common Shares which may be issued to insiders of Agrium under the Option Plan within a one year period is 10% of the Common Shares outstanding (on a non-diluted basis) at the time of issuance.
      The maximum number of Common Shares which may be issued to any optionee under the Option Plan shall not exceed 5% of the issued and outstanding shares (on a non-diluted basis) at the date of grant.
      The Board is entitled to determine at the time of grant of the option the exercise price for the option provided that if no specific determination is made, the exercise price shall be the closing price of the shares on the TSX in Canadian dollars, converted to U.S. dollars, on the last business day preceding the date of the grant of the option (the “Market Price”), provided that in no circumstances may the exercise price be lower than the Market Price and such other price determined by a mechanism approved by the Board which is satisfactory to the TSX.
      The Board can provide that an option granted under the Option Plan have connected with it a stock appreciation right (“SAR”) equal to the number of Common Shares covered by the option, which SAR entitles the optionee to surrender to Agrium the unexercised related option and to receive from Agrium cash equal to the excess of the SAR surrender price over the exercise price of the related option, where the SAR surrender price is the amount in U.S. dollars of the highest price of the Common Shares on the TSX at the time of surrender or at the time of the exercise of the SAR.
      Under the Option Plan, Agrium does not currently have the right to transform a stock option into a SAR involving an issuance of securities from Treasury.
      The Board is entitled to determine at the time of grant of the option the vesting for the option, provided that if no such specific determination is made, the option shall vest as to 25% of the number of Common Shares granted on each of the first through fourth anniversaries of the date of the grant.
      The Board is entitled to determine at the time of grant of the option the term of the option, provided that if no specific determination is made the option shall be exercisable for a period of 10 years from the date the option is granted.

B-1

      Entitlements of holders under outstanding options terminate upon the events and in the manner set out below:

Reason for Termination	Exercisable Until

Death	Earlier of scheduled expiry and one year from death

Termination without cause	Earlier of scheduled expiry and one year from end of severance period

Retirement at age 65	Earlier of scheduled expiry and four years from ceasing employment

Early retirement at request of Agrium	Earlier of scheduled expiry and four years from the date the earlier retirement notice is given to the employee

Early retirement at the election of the optionee attaining both age 55 and 20 years or more service	Earlier of scheduled expiry and four years from ceasing employment

Resignation	Earlier of scheduled expiry and 60 days from resignation

Termination with cause or any other termination	Earlier of scheduled expiry and 60 days from event
      Options are not assignable except if transferred to a personal holding corporation or family trust, the beneficiaries of which are the optionholder, his or her spouse and minor children or grandchildren.
      The Board may amend, suspend or discontinue the Option Plan at any time, provided no such amendment may increase the maximum number of Common Shares available for option under the Option Plan, change how the exercise price is determined, take any action that would result in the repricing of any granted options, or alter or impair any option previously granted, provided further that no amendment, suspension or discontinuance may contravene the requirements of the TSX.
      Agrium does not provide financial assistance to participants under the Option Plan.
      There are no entitlements under the Option Plan that have been granted but are subject to ratification by Agrium shareholders.

B-2

SCHEDULE “C”
RESOLUTION OF THE SHAREHOLDERS
OF
AGRIUM INC.
(the “Corporation”)
INCREASE IN NUMBER OF SHARES UNDER THE STOCK OPTION AND TANDEM SAR PLAN
RESOLVED AS AN ORDINARY RESOLUTION THAT:

1.	The number of Common Shares of the Corporation issuable under that Amended & Restated Stock Option and Tandem SAR Plan of the Corporation dated as of January 1, 2004 be increased by an additional 1,100,000 Common Shares, so that the maximum number of Common Shares issuable thereunder shall be 12,650,625.

2.	Any officer of the Corporation be and is hereby authorized to execute and deliver for and on behalf of the Corporation all such documents and to do such other acts as such officer may determine necessary or advisable to give effect to the foregoing, such determination to be conclusively evidenced by execution and delivery of any such documents or instruments and the taking of any such actions.

C-1